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- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                       ---------------------------------

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       ---------------------------------

                         MICHIGAN NATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                         MICHIGAN NATIONAL CORPORATION
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                       ---------------------------------

Payment of filing fee (Check the appropriate box):
[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        Common Stock, $10.00 par value

    (2) Aggregate number of securities to which transaction applies:
        13,248,409 shares of Common Stock

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):1
        $110.00

    (4) Proposed maximum aggregate value of transaction:1
        $1,457,324,990

(1) The filing fee assumes the purchase of 13,248,409 shares of Common Stock of the Registrant at $110.00 in cash per share. The amount of the filing fee, calculated in accordance with Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended, equals one-fiftieth (1/50th) of one per cent of the proposed cash payments to the holders of Common Stock, for a total of $291,465.

[X] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: $291,465
     (2) Form, schedule or registration statement no.: 14A
     (3) Filing party: Michigan National Corporation
     (4) Date filed: March 2, 1995

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

[MNCO LOGO]       --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  27777 Inkster Road - Farmington Hills, Michigan 48334

                                                                     May 4, 1995

To the Shareholders of
  MICHIGAN NATIONAL CORPORATION:

     You are cordially invited to attend a Special Meeting of Shareholders of Michigan National Corporation to be held at 10:00 a.m. on Friday, June 2, 1995, at the Grand Hyatt, 109 East 42nd Street, New York City, New York.

     As described in the enclosed Proxy Statement, at the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 4, 1995, by and among National Australia Bank Limited A.C.N. 004044937 (the "National"), MNC Acquisition Co., a wholly owned subsidiary of the National, and Michigan National Corporation. Under the agreement, the National will acquire Michigan National Corporation and each outstanding share of Michigan National Corporation common stock will be converted in the Merger into the right to receive $110 in cash, without interest.

     Your Board of Directors has determined that the merger is in the best interests of Michigan National Corporation and its shareholders and has unanimously approved the merger. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Consummation of the merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Michigan National Corporation common stock entitled to vote thereon and the approval of the merger by various regulatory authorities. Only holders of common stock of record at the close of business on April 24, 1995 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed merger. A copy of the merger agreement is included as Appendix A to the enclosed Proxy Statement.

     It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign, and return the proxy card in the enclosed postage paid envelope. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Please do not send in your stock certificates at this time. You will be sent a letter of transmittal for that purpose promptly after the merger is consummated.

                                          Sincerely,

                                          Robert J. Mylod

                                          ROBERT J. MYLOD
                                          Chairman of the Board

[LOGO]
                  Notice of Special Meeting of Shareholders
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  27777 Inkster Road - Farmington Hills, Michigan 48334

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of MICHIGAN NATIONAL CORPORATION (the "Corporation") will be held on Friday, June 2, 1995, at 10:00 a.m., at the Grand Hyatt, 109 East 42nd Street, New York City, New York, for the following purposes:

          (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 4, 1995, by and among National Australia Bank Limited A.C.N. 004044937, a banking corporation organized under the laws of Australia (the "National"), MNC Acquisition Co., a Michigan corporation and wholly owned subsidiary of the National ("Acquisition"), and the Corporation (the "Merger Agreement") (a copy of which is attached to the accompanying Proxy Statement as Appendix A). As more fully described in the Proxy Statement, the Merger Agreement provides that (i) Acquisition will be merged with and into the Corporation (the "Merger"), with the Corporation continuing as the surviving corporation;
     (ii) the Corporation will thereupon become a wholly owned subsidiary of the National; and (iii) each outstanding share of common stock, par value $10 per share, of the Corporation (the "Common Stock") (other than certain shares owned by the Corporation, the National, or their respective subsidiaries, which will be cancelled) will be converted, upon the effectiveness of the Merger, into the right to receive $110 in cash, without interest.

          (2) To consider and vote upon a shareholder proposal to direct the Board of Directors to straightaway sell, exchange or merge Michigan National Corporation on a tax free basis so as to maximize share value of all shareholders.

          (3) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 24, 1995 as the record date of the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger, and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

     In the event that there are not sufficient votes to approve and adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Corporation.

                                          By Order of the Board of Directors,

                                          LAWRENCE L. GLADCHUN
                                          Secretary

Farmington Hills, Michigan
May 4, 1995

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

[LOGO]
                  Proxy Statement
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  27777 Inkster Road - Farmington Hills, Michigan 48334

                        SPECIAL MEETING OF SHAREHOLDERS
                                  JUNE 2, 1995
                             ---------------------

     This Proxy Statement is being furnished to the holders of common stock, par value $10 per share (the "Common Stock"), of Michigan National Corporation, a Michigan corporation (the "Corporation"), in connection with the solicitations of proxies by the Board of Directors of the Corporation (the "Board of Directors" or the "Board") for use at the special meeting of shareholders (including any postponements or adjournments thereof, the "Special Meeting") to be held on Friday, June 2, 1995 at 10:00 a.m. at The Grand Hyatt, 109 East 42nd Street, New York City, New York, and at any adjournments or postponements thereof. The Board of Directors has fixed the close of business on April 24, 1995 as the record date (the "Record Date") for the Special Meeting with respect to this solicitation.

     At the Special Meeting, the holders of Common Stock (the "Shareholders") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 4, 1995, by and among National Australia Bank Limited A.C.N. 004044937, a banking corporation organized under the laws of Australia (the "National"), MNC Acquisition Co., a Michigan corporation and wholly owned subsidiary of the National ("Acquisition"), and the Corporation (the "Merger Agreement") (a copy of which is attached to this Proxy Statement as Appendix A). Pursuant to the Merger Agreement, and subject to satisfaction of the conditions set forth therein, (i) Acquisition will be merged with and into the Corporation (the "Merger"), with the Corporation continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Corporation will thereupon become a wholly owned subsidiary of the National, and (iii) each outstanding share of Common Stock (other than certain shares owned by the Corporation, the National, or their respective subsidiaries, which will be cancelled) will be converted, upon the effectiveness of the Merger, into the right to receive $110 in cash, without interest (the "Merger Consideration") from the Surviving Corporation.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     At the Special Meeting, Shareholders will also consider and vote upon a shareholder proposal (the "Stoddard Proposal"), submitted on November 15, 1994, to direct the Board of Directors to straightaway sell, exchange or merge Michigan National Corporation on a tax free basis so as to maximize share value of all shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE STODDARD PROPOSAL.

     Shareholders are urged to read and consider carefully the information contained in the Proxy Statement and to consult with their personal financial and tax advisors.

     This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to Shareholders on or about May 4, 1995.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.
                             ---------------------
                The date of this Proxy Statement is May 4, 1995.
                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE NATIONAL OR THE CORPORATION SINCE THE DATE HEREOF.

                             ADDITIONAL INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     All information contained in this Proxy Statement concerning the National and Acquisition (other than information set forth under the caption "THE MERGER
- -- Opinion of Financial Advisor") has been supplied by the National. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Corporation.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    5
  The Special Meeting.................................................................    5
  Parties to the Merger...............................................................    5
  Recommendation of Board of Directors................................................    6
  Opinion of Financial Advisor........................................................    6
  Accounting Treatment................................................................    6
  The Merger Agreement................................................................    7
  No Solicitation.....................................................................    7
  Termination; Termination Fees.......................................................    7
  The Stock Option Agreement..........................................................    8
  Regulatory Approvals................................................................    8
  Interests of Certain Persons in the Merger..........................................    8
  Certain Federal Income Tax Consequences.............................................    8
  Security Ownership by Certain Beneficial Owners and Management......................    8
  Market Prices of Common Stock.......................................................    9
  Selected Consolidated Financial Data................................................    9
THE SPECIAL MEETING...................................................................   10
  Matters to Be Considered at the Special Meeting.....................................   10
  Record Date and Voting..............................................................   10
  Vote Required; Revocability of Proxies..............................................   11
  Appraisal Rights....................................................................   11
  Solicitation of Proxies.............................................................   11
PARTIES TO THE MERGER.................................................................   12
  The Corporation.....................................................................   12
  The National........................................................................   12
  Acquisition.........................................................................   12
THE MERGER............................................................................   13
  General.............................................................................   13
  Background of the Merger............................................................   13
  Reasons for the Merger..............................................................   15
  Opinion of Financial Advisor........................................................   17
  Accounting Treatment................................................................   21
THE MERGER AGREEMENT..................................................................   22
  Effective Time......................................................................   22
  The Merger..........................................................................   22
  Representations and Warranties......................................................   23
  Conduct of the Business Pending the Merger..........................................   23
  No Solicitation.....................................................................   26
  Other Agreements of the Corporation, the National, and Acquisition..................   27
  Employee Benefit Plans..............................................................   27
  Stock Options and the ESOP..........................................................   28
  Indemnification, Exculpation and Insurance..........................................   28
  Corporation Debentures and Related Equity Contracts.................................   28
  Conditions to the Merger............................................................   28
  Termination.........................................................................   30
  Termination Fees and Expenses.......................................................   31
  Amendment; Waiver...................................................................   31

                                                                                        PAGE
                                                                                        ----

THE STOCK OPTION AGREEMENT............................................................   33
REGULATORY APPROVALS..................................................................   35
  Bank Regulatory Approvals...........................................................   35
  Foreign Bank Regulations............................................................   36
  Status of Regulatory Approvals and Other Information................................   36
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................   37
CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO
  COMMON STOCK HOLDERS................................................................   39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................   40
  Security Ownership of Directors and Executive Officers..............................   40
  Other Ownership of the Corporation's Common Stock...................................   41
MARKET PRICES OF COMMON STOCK.........................................................   42
SELECTED CONSOLIDATED FINANCIAL DATA..................................................   43
SUMMARY FINANCIAL INFORMATION.........................................................   44
  1994 Earnings.......................................................................   44
  First Quarter 1995 Earnings.........................................................   45
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   48
INDEPENDENT PUBLIC AUDITORS...........................................................   48
OTHER MATTERS.........................................................................   48
STODDARD PROPOSAL.....................................................................   49
  Stoddard Proposal...................................................................   49
  Board of Directors' Statement AGAINST the Stoddard Proposal.........................   49
OTHER MEETINGS........................................................................   49
INDEX OF DEFINED TERMS................................................................   50
APPENDIX A  Agreement and Plan of Merger dated as of February 4, 1995, by and among
            National Australia Bank Limited A.C.N. 004044937, MNC Acquisition Co., and
            Michigan National Corporation.............................................  A-1

APPENDIX B  Fairness Opinion, dated the date hereof, of Keefe, Bruyette & Woods.......  B-1

                                    SUMMARY

     The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or incorporated by reference in this Proxy Statement, or in the documents attached as Appendices hereto. Each Shareholder is urged to give careful consideration to all of the information contained in this Proxy Statement and the Appendices before voting.

THE SPECIAL MEETING

     Matters To Be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m. on Friday, June 2, 1995 at The Grand Hyatt, 109 East 42nd Street, New York City, New York. At the Special Meeting, Shareholders of the Corporation will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, (ii) the Stoddard Proposal and (iii) such other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting," "OTHER MATTERS," and "STODDARD PROPOSAL."

     Record Date and Voting. The Record Date for the Special Meeting is the close of business on April 24, 1995. At the close of business on the Record Date, there were 13,315,720 shares of Common Stock outstanding and entitled to vote, held by approximately 6,837 Shareholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved. See "THE SPECIAL MEETING -- Record Date and Voting."

     Vote Required; Revocability of Proxies. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

     The required vote of the Shareholders of the Corporation on the Merger Agreement is based upon the total number of outstanding shares of Common Stock. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as a "No" vote with respect to the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required; Revocability of Proxies."

     The presence of a Shareholder at the Special Meeting will not automatically revoke such Shareholder's proxy. However, a Shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Lawrence L. Gladchun, Secretary, Michigan National Corporation, 27777 Inkster Road, Farmington Hills, Michigan 48334, a written notice of revocation prior to the Special Meeting,
(ii) delivering to the Corporation prior to the Special Meeting a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person.

     Appraisal Rights. Under Michigan Law, Shareholders of the Corporation have no dissenters' or appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. See "THE SPECIAL MEETING -- Appraisal Rights."

PARTIES TO THE MERGER

     The Corporation. Michigan National Corporation, a Michigan corporation, owns 100% of Michigan National Bank, a national banking association and the Corporation's principal operating subsidiary ("MNB"), and 100% of Independence One Bank of California, a federal savings bank ("IOBOC"). Through MNB, the Corporation provides general retail and commercial banking services and operates over 190 banking branches and an extensive automatic teller machine network in central and southern Michigan.

     As of December 31, 1994, the Corporation had total assets, deposits, and shareholders' equity of approximately $8.7 billion, $7.3 billion, and $795 million, respectively, making the Corporation the fifth largest bank holding company headquartered in Michigan in terms of assets and deposits. As of December 31, 1994, MNB constituted approximately 94% of the consolidated assets of the Corporation.

     As a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Corporation is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As a savings and loan holding company, the Corporation is also subject to regulation by the Office of Thrift Supervision ("OTS").

     The Corporation's principal offices are located at 27777 Inkster Road, Farmington Hills, Michigan 48334, and its telephone number is (810) 473-3000. See "PARTIES TO THE MERGER -- The Corporation."

     The National. National Australia Bank Limited A.C.N. 004044937, a banking corporation organized under the laws of Australia, is Australia's largest financial institution. The National engages in general commercial and retail banking business throughout Australia and, through subsidiaries, in the United Kingdom, Ireland, and New Zealand. The National has a United States-based branch in New York City which is principally engaged in the wholesale banking business, and also has a Delaware subsidiary. As of September 30, 1994, the National had total assets, deposits, and stockholders' equity of approximately $93 billion, $58 billion, and $7 billion, respectively. The National's principal executive offices are at Level 35, 500 Bourke Street, Melbourne, Australia. See "PARTIES TO THE MERGER -- The National."

     Acquisition. MNC Acquisition Co. is a Michigan corporation and a wholly owned subsidiary of the National. Pursuant to the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), Acquisition will be merged with and into the Corporation, with the Corporation continuing as the Surviving Corporation. See "PARTIES TO THE MERGER -- Acquisition."

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors of the Corporation has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Corporation and its Shareholders and has unanimously approved the Merger and Merger Agreement. Accordingly, the Board of Directors unanimously recommends that Shareholders vote "FOR" approval and adoption of the Merger Agreement.

     In determining to approve the Merger and the Merger Agreement and to recommend that Shareholders approve the Merger Agreement, the Board of Directors considered a number of factors, as more fully described under "THE
MERGER -- Background of the Merger" and "THE MERGER -- Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     On February 4, 1995, Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), financial advisor to the Corporation, delivered its opinion to the Board of Directors that, as of the date of such opinion, the Merger Consideration to be received by the Shareholders pursuant to the Merger Agreement is fair to such Shareholders from a financial point of view. That opinion has been updated and confirmed as of the date of this Proxy Statement. The full text of the written opinion of Keefe, Bruyette dated the date hereof, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Shareholders should read such opinion in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

ACCOUNTING TREATMENT

     The Merger will be treated as a "purchase" for accounting purposes. See "THE MERGER -- Accounting Treatment."

THE MERGER AGREEMENT

     Subject to the provisions of the Merger Agreement, at the time the merger becomes effective (as hereinafter defined, the "Effective Time") (i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled as described in clause (ii) below) will be converted into the right to receive the Merger Consideration from the Surviving Corporation, and will thereafter be cancelled; and (ii) each share of Common Stock that is owned by the Corporation or by any subsidiary of the Corporation (which shall not include any shares owned by the Corporation's Employee Stock Ownership Plan and Trust (the "ESOP")) and each share of Common Stock that is owned by the National, Acquisition or any other subsidiary of the National (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares")) will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Subsequent to the Effective Time, former Shareholders will have no equity interest in either the Corporation or the National by virtue of their former ownership of Common Stock. See "THE MERGER AGREEMENT -- Effective Time" and "THE MERGER AGREEMENT -- The Merger."

     Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Merger Agreement by the requisite vote of the Shareholders; and (ii) the absence of any statute, rule, regulation, order, decree, injunction or other legal restraint or prohibition that prevents consummation of the Merger; and (iii) receipt of necessary governmental approvals and expiration of any applicable waiting periods imposed by any governmental authority. See "THE MERGER AGREEMENT -- Conditions to the Merger" and "REGULATORY APPROVALS."

NO SOLICITATION

     The Corporation has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Corporation or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; except that, prior to receipt of approval of the Merger by the Shareholders, the Board may take certain actions otherwise prohibited by the foregoing to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the advice of independent counsel. The Corporation has agreed to notify the National immediately if any such inquiries or requests for information are received or if any such negotiations are sought. See "THE MERGER AGREEMENT -- No Solicitation."

TERMINATION; TERMINATION FEES

     The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the Shareholders as follows: (i) by the mutual written consent of the Corporation and the National;
(ii) by either the Corporation or the National in the event of (a) the failure of the Shareholders to approve the Merger Agreement or (b) a material breach by the other party thereto of any covenant or obligation contained in the Merger Agreement or in the Stock Option Agreement (as hereinafter defined) which is not cured within 30 days after written notice of such breach is given; (iii) by either the Corporation or the National if either (a) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated by the Merger Agreement is denied or (b) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) by either the Corporation or the National in the event the Merger is not consummated by February 5, 1996, unless the failure to consummate by such time is due to a willful material breach of the Merger Agreement by the party seeking to terminate; and (v) by the Corporation, the National, or Acquisition under certain circumstances in connection with a Takeover Proposal. See "THE MERGER AGREEMENT -- Termination."

     Under certain circumstances, termination of the Merger Agreement will require the payment by the Corporation to the National of the sum of (i) all of the National's expenses in an amount up to but not exceeding $10 million (the "Expense Reimbursement") and (ii) $50 million (the "Termination Fee"). Under the terms of the Merger Agreement, the aggregate gain realized by the National from the Corporation pursuant to the Option, as hereinafter defined (see "THE STOCK OPTION AGREEMENT"), when added to the Termination Fee, if any, may not exceed $75 million. See "THE MERGER AGREEMENT -- Termination Fees and Expenses."

THE STOCK OPTION AGREEMENT

     As a condition to the National's entering into the Merger Agreement and in consideration therefor, the National, Acquisition, and the Corporation entered into a Stock Option Agreement, dated as of February 4, 1995 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, the Corporation granted the National an option (the "Option") to purchase, under certain circumstances and subject to adjustment, up to 2,633,502 authorized but unissued shares of Common Stock, or approximately 19.9% of the shares of Common Stock then outstanding, at a price of $89 per share. The Option is exercisable only upon the occurrence of certain events, none of which, to the knowledge of the Corporation, has occurred as of the date hereof. See "THE STOCK OPTION AGREEMENT."

REGULATORY APPROVALS

     The obligation of each of the National and the Corporation to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve Board, any required approval from the Financial Institutions Bureau of the State of Michigan, and, with respect to the indirect acquisition of IOBOC effected by the Merger, the OTS. As of the date of this Proxy Statement, the National and the Corporation have filed or will promptly file applications with all applicable regulatory agencies. See "REGULATORY APPROVALS."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain executive officers of the Corporation may receive economic benefits as a result of the Merger, including benefits pursuant to severance and pension agreements previously entered into between the Corporation and certain senior executives. In the event the Merger is consummated and the conditions specified in such severance and pension plans are fulfilled, including, in the case of all of the severance agreements and certain of the pension agreements, that the employment of each covered executive has been terminated, aggregate payments by the Corporation of up to $17,790,332 may be required. For additional information concerning these benefits and other interests of certain persons in the Merger, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER." In addition, certain executive officers held, as of April 1, 1995, options to purchase Common Stock which, in the event the Merger is approved by Shareholders, would be cancelled prior to the consummation of the Merger in exchange for an aggregate payment of up to $11,545,499, an amount determined pursuant to the same formula as will be used to determine amounts payable to all other option holders in respect of cancelled options. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger will be a taxable transaction to Shareholders. Shareholders of the Corporation will recognize gain or loss in the Merger in an amount determined by the difference between the cash received and their tax basis in the Common Stock exchanged therefor. For further information regarding certain federal income tax consequences to Shareholders, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO COMMON STOCK HOLDERS."

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of April 1, 1995, (i) the directors and executive officers of the Corporation beneficially owned, in the aggregate, 472,134 shares of Common Stock (excluding shares which could be acquired upon the exercise of options), representing approximately 3.50% of such shares outstanding, and (ii) the National beneficially owned no shares of Common Stock (excluding shares represented by the Option). To the knowledge of the Corporation, such directors and executive officers of the Corporation intend to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE STOCK OPTION AGREEMENT."

MARKET PRICES OF COMMON STOCK

     The Common Stock is listed on the National Association of Securities Dealers National Market System ("NASDAQ-NMS") under the name Michigan National Corporation and traded under the symbol "MNCO." On February 3, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock was $88 3/4. On April 27, 1995, a recent trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock was $104 7/8. For additional information concerning historical market prices of the Common Stock, see "MARKET PRICES OF COMMON STOCK."

SELECTED CONSOLIDATED FINANCIAL DATA

     Certain selected historical financial data of the Corporation is set forth under "SELECTED CONSOLIDATED FINANCIAL DATA." That information should be read in conjunction with the financial statements and related notes incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed to Shareholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., on Friday, June 2, 1995 at the Grand Hyatt, 109 East 42nd Street, New York City, New York. At the Special Meeting, Shareholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, (ii) the Stoddard Proposal and (iii) such other matters as may properly be brought before the Special Meeting. See "STODDARD PROPOSAL."

     The Board of Directors of the Corporation has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Corporation and its Shareholders and has unanimously approved the Merger and the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER -- Background of the Merger" and "THE MERGER -- Reasons for the Merger."

     SHAREHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD TO THE CORPORATION IN THE ENCLOSED POSTAGE PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

     The Board of Directors has fixed the close of business on April 24, 1995 as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only Shareholders of record at the close of business on that date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 1,315,720 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 6,837 Shareholders of record.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum thereat. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed proxy card is properly executed and received by the Corporation in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

     The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Shareholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that shares represented by proxies which have been voted "against" the transaction will not be used to vote "for" postponement or adjournment of the meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger. See "-- Vote Required; Revocability of Proxies" and "OTHER MATTERS."

     SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WOULD BE SENT TO SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement.

     Because the required vote of the Shareholders of the Corporation on the Merger Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as an "AGAINST" vote with respect to approval and adoption of the Merger Agreement.

     The presence of a Shareholder at the Special Meeting will not automatically revoke such Shareholder's proxy. However, a Shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Lawrence L. Gladchun, Secretary, Michigan National Corporation, 27777 Inkster Road, Farmington Hills, Michigan 48334, a written notice of revocation prior to the Special Meeting,
(ii) delivering to the Corporation prior to the Special Meeting a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person.

     If a quorum is not obtained, or if fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     No vote of the stockholders of the National is required in connection with the Merger Agreement.

     The obligations of the Corporation and the National to consummate the Merger Agreement are subject, among other things, to the condition that the Shareholders approve and adopt the Merger Agreement.

APPRAISAL RIGHTS

     Under Michigan law, Shareholders have no dissenters' or appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. Assuming the Merger Agreement is approved and adopted by the requisite vote of the Shareholders, any dissenting, nonvoting, or objecting Shareholders will be bound by the vote under Michigan law.

SOLICITATION OF PROXIES

     The Corporation will bear the costs of soliciting proxies from Shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Corporation, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram, or in person. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Corporation will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Corporation has retained Georgeson & Company, Inc., to aid in the solicitation of proxies. Georgeson's fee for solicitation of the proxies is estimated to be $10,000 plus reimbursement for out-of-pocket costs and expenses.

                             PARTIES TO THE MERGER

THE CORPORATION

     Michigan National Corporation, a Michigan corporation, owns 100% of MNB, a national banking association and the Corporation's principal operating subsidiary, and 100% of IOBOC, a federal savings bank. Through MNB, the Corporation provides general retail and commercial banking services and operates over 190 banking branches and an extensive automatic teller machine network in central and southern Michigan.

     As of December 31, 1994, the Corporation had total assets, deposits, and shareholders' equity of approximately $8.7 billion, $7.3 billion, and $795 million, respectively, making the Corporation the fifth largest bank holding company headquartered in Michigan in terms of assets and deposits. As of December 31, 1994, MNB constituted approximately 94% of the consolidated assets of the Corporation.

     As a registered bank holding company under the BHCA, the Corporation is subject to supervision and regulation by the Federal Reserve Board. As a savings and loan holding company, the Corporation is also subject to examination by the OTS.

     The Corporation's principal offices are located at 27777 Inkster Road, Farmington Hills, Michigan 48334, and its telephone number is 810-473-3000.

THE NATIONAL

     National Australia Bank Limited A.C.N. 004044937, a banking corporation organized under the laws of Australia, is Australia's largest financial services institution. The National engages in general commercial and retail banking business throughout Australia and, through subsidiaries, in the United Kingdom, Ireland, and New Zealand. The National has a United States-based branch in New York City which is principally engaged in the wholesale banking business, and also has a Delaware subsidiary. As of September 30, 1994, the National had total assets, deposits, and stockholders' equity of approximately $93 billion, $58 billion, and $7 billion, respectively. The National's principal executive offices are at Level 35, 500 Bourke Street, Melbourne Australia.

ACQUISITION

     MNC Acquisition Co. is a Michigan corporation and a wholly owned subsidiary of the National. Pursuant to the terms of the Merger Agreement, at the Effective Time, Acquisition will be merged with and into the Corporation, with the Corporation continuing as the Surviving Corporation and the separate corporate existence of Acquisition ceasing.

                                   THE MERGER

GENERAL

     The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference and attached hereto as Appendix A. Shareholders are urged to read the Merger Agreement in its entirety. All information contained in this Proxy Statement with respect to the National and its subsidiaries, including Acquisition, (except such information described under the caption "-- Opinion of the Financial Advisor") has been supplied by the National for inclusion herein and has not been independently verified by the Corporation.

BACKGROUND OF THE MERGER

     In May 1994, senior management recommended and the Board of Directors approved a comprehensive restructuring program which was designed to refocus the Corporation's resources on its Michigan-based core banking business, to enhance the efficiency of that core business through Project Streamline (as hereinafter defined), and to increase the return on shareholders' equity. As part of this restructuring, the Corporation, during 1994, successfully disposed of three subsidiary businesses, and, on November 3, 1994, announced a Dutch-auction self-tender for the repurchase of up to 14% of its then-outstanding shares of Common Stock and a self-tender for any and all of its outstanding Cancellable Mandatory Stock Purchase Contracts ("Equity Contracts"). The Corporation completed the self-tenders on December 2, 1994, at which time the Corporation repurchased 2,166,050 shares of Common Stock at $78 per share and 294,847 Equity Contracts at $21.625 per Equity Contract. Having completed a number of the more significant elements of the restructuring, senior management and the Board of Directors of the Corporation were optimistic about the future of the Corporation as an independent organization.

     During December 1994, the Corporation's senior management, together with the Corporation's financial, legal, and other advisors, reviewed the Corporation's strategic, financial, and business position, focusing particularly on maintaining and strengthening the Corporation's strategies for enhancing shareholder value as an independent corporation, completing its restructuring program, and pursuing its long-term business plan. Among the matters considered were the Corporation's financial condition (including its capital position, dividend level, and assets), results of operation and near- and long-term prospects for income and asset growth, the current and prospective environment in which the Corporation operates (including ongoing consolidation in the financial services industry), the Corporation's shareholder profile and relations, the results of the Corporation's self-tender (including its impact on the foregoing), the potential for future additional stock repurchases, the results of the Corporation's 1994 Annual Meeting, the Corporation's employee relations, and the effects of the Corporation's restructuring program on its financial position, prospects and shareholder relations. In that context, the Corporation's senior management considered that following completion of the Corporation's self-tender, one of its largest Shareholders had, on December 7, 1994, amended its Schedule 13D, on file with the SEC, to indicate that it had increased its ownership position in the Corporation from approximately 5.5% to approximately 8.2% of the outstanding Common Stock and that it was considering an attempt to organize a committee of Shareholders to pursue a sale of the Corporation and was considering soliciting proxies in connection with the Corporation's 1995 Annual Meeting. Senior management of the Corporation continued to review, and to gather and analyze information concerning such matters and discussed them with the Board of Directors at a meeting on December 14, 1994. Then, during late December 1994, senior management received information indicating that another significant institutional Shareholder had similarly increased its ownership position in the Corporation from approximately 5% to approximately 8% of the outstanding Common Stock and that such Shareholder was interested in determining the sale value of the Corporation and might not support management in the event of a proxy contest.

     In early January 1995, senior management of the Corporation determined, based on its review and analysis of the foregoing, that there existed a substantial risk that a proxy contest would occur in connection with the Corporation's 1995 Annual Meeting and that such proxy contest could significantly disrupt the Corporation's restructuring efforts, would likely have a negative impact on employee morale and customer relations, and could lead to a deterioration of the Corporation's franchise and, therefore, shareholder value. At a meeting of the Board of Directors held on January 4, 1995, senior management discussed the substantial changes that the financial services industry is undergoing, and noted that the industry is characterized by increasing consolidation, intensifying competition and continued growth through acquisition by many of the larger domestic banking organizations. The Board and senior management concluded that despite substantial progress in improving the Corporation's strategic and financial position and operating performance through implementation of the restructuring program discussed above, the prospect of a proxy contest significantly increased the challenges that remained and substantially increased the risk that the Corporation could not be assured of providing Shareholders with greater value as an independent organization than it could by engaging in a merger, sale, or other business combination with one or more third parties. As a part of this discussion, the Corporation's financial advisors advised the Board with respect to certain long-term financial forecasts prepared by the Corporation's senior management that reflected a strategy of independence.

     Based on the foregoing, the Board at its January 4, 1995 meeting, while not abandoning its strategy of independence, authorized senior management of the Corporation to explore the potential for a merger, sale, or other business combination involving the Corporation and a third party with an expectation of further consideration by the Board if one or more attractive proposals for such a transaction were developed. In taking this step, the Board considered all of the foregoing matters, as well as the views of senior management and the Corporation's financial and legal advisors regarding a potential business combination. Following this meeting, senior management of the Corporation held exploratory discussions regarding a potential business combination with representatives of several potential merger partners, including the National. On or about January 7, senior management of the Corporation was contacted by a representative of the National expressing interest in a potential business combination. Discussions remained exploratory and, while possible terms of a potential transaction were discussed, no specific transactions were proposed. At meetings on January 9 and 11, 1995, senior management of the Corporation reviewed the results and status of these discussions with the Board and the Corporation's legal and financial advisors, and, based on the results of these exploratory discussions, the Board on January 11 authorized senior management of the Corporation to continue discussions with the two most qualified potential merger partners, a domestic bank holding company and the National, which the Board believed to represent the most interested and financially promising of the potential partners.

     During the middle and latter part of January, senior management continued to meet with representatives of the two potential merger partners and also met twice with the Board of Directors to provide the Board with additional information regarding the potential merger partners and to advise the Board of the status of its discussions with those potential partners. Following execution of confidentiality agreements, during the latter part of January and the first few days of February, the National and the other potential merger partner engaged in due diligence investigations of the Corporation and its business and financial condition. In addition, preliminary discussions were held with respect to the financial, structural, and other terms on which each of the parties would be prepared to engage in a business combination. Discussions remained preliminary at this time, pending the results of the parties' due diligence investigations.

     During the week of January 25, 1995, the Corporation and its advisors received draft agreements from each of the potential merger partners and discussed such agreements with representatives of the respective parties. Following further discussion and review, on February 3, 1995, the National made a specific proposal regarding a potential transaction with the Corporation, conditioned upon the Corporation's agreeing to focus solely on completing negotiations with the National and its representatives. Based on the progress of discussions, and the status and financial and other terms of the respective proposals of each potential merger partner, senior management of the Corporation concluded that the National's proposal was more likely to produce the highest value for Shareholders and decided to focus solely on completing negotiations with the National and its representatives. The National did not offer any form of transaction other than an all-cash transaction. In determining to focus solely on completing negotiations with the National, senior management, in consultation with the Corporation's advisors, considered, among other factors, the structure and potential tax consequences of potential transactions with the potential merger partners, the form and amount of consideration offered, management's assessment, based on the status and progress of negotiations, that the value of the consideration to the Shareholders (taking into account potential tax considerations) offered by the National was highly unlikely to be matched or exceeded by the other potential merger partner, senior management's estimate of the likelihood that a definitive agreement could be negotiated on a timely basis, and the fact that the National's proposal was conditioned on the Corporation's focusing solely on completing negotiations with the National and on the Corporation not pursuing negotiations with the other potential merger partner. Accordingly, the Corporation and its representatives and the National and its representatives then negotiated the remaining terms of the Merger Agreement and the Stock Option Agreement, including the consideration to be received by Shareholders of the Corporation in the Merger, the terms of the covenants that would be applicable to the parties between execution of the Merger Agreement and the Effective Time (see "THE MERGER AGREEMENT -- Conduct of the Business Pending the Merger"), and the Acquisition Events that would require payment by the Corporation of a Termination Fee (see "THE MERGER
AGREEMENT -- Termination Fee and Expenses").

     The Board of Directors met on February 4, 1995 to review the National's proposal with the Corporation's senior management and its legal and financial advisors. At the meeting, copies of the proposed Merger Agreement and the Stock Option Agreement were made available to the Board. In accordance with the Corporation's agreement with the National, no other proposals were presented to the Board. Following extensive discussion of the terms of the proposed Merger and related transactions and of operational, legal, and regulatory issues relating to the National's proposal, a presentation by Keefe, Bruyette regarding the financial aspects of the Merger, and receipt of the opinion of Keefe, Bruyette that the consideration to be received by the Shareholders pursuant to the Merger Agreement is fair to the Shareholders from a financial point of view, the Board of Directors unanimously approved the Merger Agreement and the Stock Option Agreement and authorized their execution and delivery, based on, among other things, the considerations set forth below under "-- Reasons for the Merger." The Merger Agreement and Stock Option Agreement were executed and delivered by the parties on February 4, 1995, and the parties issued a joint press release on February 5, 1995 announcing the proposed Merger.

REASONS FOR THE MERGER

     The Board of Directors has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Corporation and its Shareholders and has unanimously approved the Merger and Merger Agreement. Accordingly, the Board of Directors unanimously recommends that Shareholders vote "FOR" approval and adoption of the Merger Agreement. See "-- Background of the Merger" and "-- Opinion of Financial Advisor."

     In reaching its unanimous determination that the Merger Agreement is in the best interests of the Corporation and its Shareholders, the Board considered a number of factors, including, without limitation, the following:

          (i) the presentation by Keefe, Bruyette indicating that the transaction multiples for the Corporation, based on the price offered by the National in the Merger, compare favorably with the other transactions reviewed by Keefe, Bruyette, and the written opinion of Keefe, Bruyette that the cash consideration of $110 per share to be received by the Shareholders pursuant to the Merger Agreement is fair to such Shareholders from a financial point of view (see "-- Opinion of Financial Advisor");

          (ii) the relationship of the Merger Consideration to the historical and current market prices for the Common Stock preceding the announcement of the Merger, including the fact that the offering price of $110 per share represents a premium of approximately 24% over the $88 3/4 closing sale price of the Common Stock on February 3, 1995, the last trading day before the announcement of the Merger (see "MARKET PRICES AND DIVIDENDS ON COMMON STOCK"), and represents a substantial multiple of the earnings per share of the Common Stock for 1994;

          (iii) the belief of the Board and management that the National's proposal was more favorable than any other potential merger proposal, based on senior management's discussions with other potential merger partners and on the views of the Corporation's financial advisors (see "-- Background of the Merger");

          (iv) the Board's review with its legal and financial advisors of alternatives to the Merger, particularly the alternative of adhering to the Corporation's current business plans for independent internal growth, with due consideration given to the possible disruption a proxy contest could cause (see "-- Background of the Merger");

          (v) the relationship of the Merger Consideration to the range of possible values to Shareholders obtainable through a strategy of independence, with due consideration given to the timing and likelihood of actually receiving such values (see "-- Opinion of Financial Advisor");

          (vi) the terms of the Merger Agreement as reviewed by the Board with its legal and financial advisors (see "THE MERGER AGREEMENT"), including that the Merger Agreement (A) permits continued payment of dividends to the Corporation's Shareholders prior to the Effective Time (see "THE MERGER AGREEMENT -- Conduct of Business Pending the Merger"), (B) permits the Corporation to enter into an agreement with respect to a Superior Proposal (as hereinafter defined) for an alternative Takeover Proposal on terms which the Board of Directors of the Corporation determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Corporation's Shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors, is reasonably capable of being financed by the third party (see "THE MERGER AGREEMENT -- No Solicitation"), (C) is terminable by the Corporation in connection with entering into a definitive agreement for a superior proposal as described in clause (B) upon payment by the Corporation of the Termination Fee and Expense Reimbursement (see "THE MERGER AGREEMENT -- Termination Fee and Expenses"), and (D) provides that the aggregate gain realized by the National from the Corporation pursuant to the Option, when added to the Termination Fee, if any, is limited to $75 million (see "THE MERGER AGREEMENT -- Termination Fee and Expenses");

          (vii) the Board's assessment that the National has the financial capability to acquire the Corporation for the Merger Consideration (see "-- Opinion of Financial Advisor");

          (viii) the Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained for the Merger (see "REGULATORY APPROVALS");

          (ix) information relating to the financial condition, results of operations, capital levels, asset quality and prospects of the Corporation (see "SELECTED CONSOLIDATED FINANCIAL DATA"), potential profitability reflected in management's restructuring plan, and management's best estimates of the prospects of the Corporation (see "-- Opinion of Financial Advisor");

          (x) the current and prospective environment in which the Corporation operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

          (xi) information relating to the tax consequences of the Merger for the Corporation and for its Shareholders (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO COMMON STOCK HOLDERS");

          (xii) the Board's awareness and assessment of the potential that a merger might trigger certain payments pursuant to certain change of control Severance Agreements (as hereinafter defined) and Pension Agreements (as hereinafter defined) previously entered into with certain of the Corporation's executives (see "INTERESTS OF CERTAIN PERSONS IN THE MERGER");

          (xiii) the Board's assessment that the Merger with the National would be likely to provide the Corporation's employees attractive new opportunities; and

          (xiv) the Board's assessment that the Corporation would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a substantially larger bank holding company, such as the National, thereby affording the MNB access to the National's financial and managerial resources and the ability to offer an expanded range of potential products and services.

     The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive but is believed to include all material factors considered by the Corporation's Board. The

Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the Shareholders.

OPINION OF FINANCIAL ADVISOR

     The Corporation retained Keefe, Bruyette to act as its financial advisor in connection with the Merger. Keefe, Bruyette has provided, and continues to provide, certain other financial advisory and agency services to the Corporation since May 18, 1994, when the Corporation selected Keefe, Bruyette as its financial advisor following a thorough review by the Corporation of its advisory needs. Keefe, Bruyette was selected to act as the Corporation's financial advisor based upon its qualifications, expertise, and reputation, as well as Keefe, Bruyette's prior investment banking relationship and familiarity with the Corporation. Keefe, Bruyette regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     On February 4, 1995, at the meeting at which the Board of Directors approved and adopted the Merger Agreement and the Stock Option Agreement, Keefe, Bruyette rendered its opinion to the Board that, as of such date, the Merger Consideration to be received by the Shareholders, consisting of a cash payment in the amount of $110 per share of Common Stock, which was determined on the basis of arm's-length negotiations between the Corporation and the National, was fair to the Shareholders from a financial point of view. That opinion was updated and confirmed as of the date of this Proxy Statement; in connection therewith, Keefe, Bruyette confirmed the appropriateness of its reliance on the analyses used to render its February 4, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The full text of the opinion of Keefe, Bruyette, which sets forth a description of the procedures followed, assumptions made, matters considered, and limits on the review undertaken, is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. Shareholders are urged to read the opinion in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. The February 4, 1995 opinion is substantially identical to the opinion attached as Appendix B hereto.

     In rendering its opinion, Keefe, Bruyette (i) reviewed the Merger Agreement, certain publicly available business and financial information concerning the Corporation and the National, certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Corporation, certain other publicly available communications from the Corporation and the National to their respective shareholders and certain internal financial analyses and forecasts for the Corporation prepared by the Corporation's management; (ii) held discussions with members of senior management of the Corporation and attended a presentation by senior management of the National regarding the past and current business operations, regulatory relationships, financial condition, and future prospects of the respective companies; (iii) reviewed the reported price and trading activity for the Common Stock and compared certain financial and stock market information for the Corporation with similar information for certain other publicly traded commercial bank organizations; (iv) reviewed the financial terms of certain recent business combinations in the financial institutions industry which Keefe, Bruyette deemed comparable in whole or in part; and (v) performed such other studies and analyses and considered such other factors as Keefe, Bruyette deemed appropriate. The Corporation imposed no limitations on the scope of Keefe, Bruyette's investigations.

     Keefe, Bruyette relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In conducting its review and arriving at its opinion, Keefe, Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or, with respect to the National, that was publicly available, and Keefe, Bruyette did not attempt independently to verify such information. Keefe, Bruyette relied upon the management of the Corporation as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of the Corporation and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Keefe, Bruyette did not assume any responsibility for conducting, nor did it conduct, a physical inspection, evaluation, or appraisal of any of the properties or assets of the Corporation and did not make or obtain any such inspection, evaluation or appraisal. The opinions of Keefe, Bruyette are necessarily based on economic, market, and other conditions as in effect on, and the information made available to Keefe, Bruyette as of, the dates of its analyses.

     The following is a brief summary of the material financial analyses employed by Keefe, Bruyette in connection with providing its written opinion of February 4, 1995. Keefe, Bruyette's opinions are addressed solely to the Board and should not be viewed as a recommendation as how any Shareholders should vote.

     Analysis of Merger Proposal. Keefe, Bruyette analyzed and compared certain information relating to the Merger. Among other things, this analysis reviewed the Merger Consideration and the price-to-earnings ratios implied thereby and indicated that the Merger Consideration was approximately 14.6 times the current analysts' estimate of the Corporation's 1995 earnings per share, and approximately 11.3 times management's estimate of the Corporation's annualized earnings for the fourth quarter of fiscal 1995, the first quarter in which Project Streamline will have had its full impact. The analysis indicated that the Merger Consideration was 183% of stated book value, and reflected a 38% premium to the average closing market price of the Common Stock for the 30 days prior to February 4, 1995.

     Control Transaction Analysis. Keefe, Bruyette reviewed the volume of control sale transactions of all sizes and the volume of such transactions in which aggregate consideration exceeded $50 million on a quarterly basis for the period from the first quarter of 1991 through the fourth quarter of 1994. Keefe, Bruyette also presented a review of trends in the price-to-earnings and price-to-book multiples for such control sale transactions during the same period which indicated that the median price-to-earnings multiple during that period had ranged from a low of approximately 9.5x in the first quarter of 1991 to a high of approximately 17.5x in the second quarter of 1994, and that the median for the fourth quarter of 1994, the most recent quarter for which results were available, was approximately 13x. Keefe, Bruyette also reviewed the historical relative performance of the Common Stock against the performance of a peer group (selected by Keefe, Bruyette and consisting of Bay Banks, Inc., First Security Corporation, Fourth Financial Corporation, Huntington Bancshares Inc., Integra Corp., Mercantile Bancorporation Inc., Star Banc Corporation, and UJB Financial Corp.) on a daily basis from June 10, 1994 through February 3, 1995.

     Keefe, Bruyette analyzed certain information relating to 27 bank acquisitions announced since January 1992 in which the aggregate consideration was greater than $300 million (the "Selected Recent Bank Acquisitions"), with separate analyses for a group of the ten largest of such acquisitions (the "Large Acquisition Group") and for a group consisting of the 10 largest involving a market extension transaction (the "Market Extension Group"). The Selected Recent Bank Acquisitions included: BankAmerica Corporation acquisition of Continental Bank Corporation; NationsBank Corp. acquisition of MNC Financial Inc.; Banc One Corporation acquisition of Valley National Corporation; NBD Bancorp, Inc. acquisition of INB Financial Corporation; First Union Corp. acquisition of Dominion Bankshares Corporation; Barnett Banks, Inc. acquisition of First Florida Banks, Inc.; Banc One Corporation acquisition of Liberty National Bancorp, Inc.; KeyCorp acquisition of Puget Sound Bancorp; Marshall & Isley Corp. acquisition of Valley Bancorporation; Banc One Corporation acquisition of Team Bancshares, Inc.; Bank of New York acquisition of National Community Banks; Boatmen's Bancshares, Inc. acquisition of Worthen Banking Corporation; Banc One Corporation acquisition of Key Centurion Bancshares, Inc.; First Bank System, Inc. acquisition of Colorado National Bancshares; National Westminster Bancorp acquisition of Citizens First Bancorp; CoreStates Financial Corp. acquisition of Independence Bancorp; Norwest Corporation acquisition of First United Bank Group; First Union Corp. acquisition of First American Metro Corporation; Union Planters Corporation acquisition of Grenada Sunburst System Corporation; Meridian Bancorp, Inc. acquisition of Commonwealth Bancshares Corp.; First Fidelity Bancorp. acquisition of Baltimore Bancorp; First Interstate Bancorp acquisition of San Diego Financial Corporation; Integra Financial Corp. acquisition of Equimark Corporation; PNC Bank Corp. acquisition of First Eastern Corporation; First Chicago Corporation acquisition of Lake Shore Bancorp, Inc.; CoreStates Financial Corp. acquisition of Constellation Bancorp; and Firstar Corporation acquisition of First Colonial Bankshares Corporation. The Large Acquisition Group included: BankAmerica Corporation acquisition of Continental Bank Corporation; NationsBank Corp. acquisition of MNC

Financial Inc.; Banc One Corporation acquisition of Valley National Corporation; NBD Bancorp, Inc. acquisition of INB Financial Corporation; First Union Corporation acquisition of Dominion Bankshares Corporation; Barnett Banks, Inc. acquisition of First Florida Banks, Inc.; Banc One Corporation acquisition of Liberty National Bancorp, Inc.; KeyCorp acquisition of Puget Sound Bancorp; Marshall & Isley Corp. acquisition of Valley Bancorporation; and Banc One Corporation acquisition of Team Bancshares, Inc. The Market Extension Group included BankAmerica Corporation acquisition of Continental Bank Corporation; NationsBank Corp. acquisition of MNC Financial Inc.; Banc One Corporation acquisition of Valley National Corporation; NBD Bancorp, Inc. acquisition of INB Financial Corporation; First Union Corporation acquisition of Dominion Bankshares Corporation; Banc One Corporation acquisition of Liberty National Bancorp, Inc.; KeyCorp acquisition of Puget Sound Bancorp; Banc One Corporation acquisition of Team Bancshares, Inc.; Bank of New York acquisition of National Community Banks; and Boatmen's Bancshares, Inc. acquisition of Worthen Banking Corporation.

     The analysis indicated that for the Selected Recent Bank Acquisitions, the Large Acquisitions Group, and the Market Extension Group, the median premium offered, as a percentage of the market price of the acquired corporation's common stock, was 17%, 13%, and 20%, respectively, compared with a corresponding premium of 24% over the closing price of the Common Stock on February 3, 1995 offered by the National in the Merger. Such analysis also showed that for the Selected Recent Bank Acquisitions, the Large Acquisition Group, and the Market Extension Group, the consideration offered was 211%, 190%, and 200%, respectively, of the acquired corporation's book value, compared with a corresponding value of 183% for the National's offer. In addition, the analysis indicated that for the Selected Recent Bank Acquisitions, the Large Acquisition Group, and the Market Extension Group, the median value of the aggregate consideration paid as a multiple of the acquired banking organization's 1995 estimated earnings was 14.2x, 14.0x, and 13.3x, respectively, compared with a corresponding multiple of 14.6 times the current analysts' estimates of the Corporation's earnings for 1995 for the Merger Consideration.

     Ability to Pay Analysis. Keefe, Bruyette analyzed the effect the acquisition of the Corporation would have on the per share earnings results of the National as compared to the average impact acquisition of the Corporation would have on the earnings of a selected group of four banks in the Corporation's market (Comerica Incorporated, NBD Bancorp, Inc., Old Kent Financial Corporation, and First of America Bank Corporation, together, the "In-Market Group"), a group of seven banks which had engaged in market extension acquisitions (Norwest Corporation, Banc One Corporation, First Bank System Inc., PNC Bank Corp., KeyCorp, National City Corporation, and Fifth Third Bancorp, together, the "Extension Group"), and group of three money center banks (First Chicago Corporation, BankAmerica Corporation, and Citicorp, together, the "Money Center Group"). The analysis indicated that an acquisition of the Corporation at a merger price of $110, half in cash and half in common stock of the acquiror, would lead to average earnings dilution in 1995 for a member of the In-Market Group, the Extension Group, the Money Center Group, of 9.9%, 3.8%, and 2.1%, respectively, compared with a positive accretion of 0.1% for the National, assuming an all cash transaction with the National. Keefe, Bruyette considered this analysis with respect to the National's ability to pay, but accorded little weight to the comparison between an all cash transaction and half-cash, half-stock transactions.

     Pro Forma Analysis. Using financial forecasts for the Corporation prepared by its management, Keefe, Bruyette analyzed certain financial projections for the pro forma combined entity resulting from the Merger. Such analysis assumed the National would achieve no cost savings as a result of the Merger and indicated (i) that estimated earnings per share for the pro forma combined entity would be slightly lower in 1995 but slightly higher in subsequent years than were forecasted for the National on a stand-alone basis; and (ii) that the Corporation will contribute 8.2%, 8.4%, and 9.3% of the estimated 1995 earnings, assets, and equity, respectively, of the pro forma combined entity.

     Selected Corporation Comparison and Stand-Alone Value Analysis. For purposes of comparing the Merger Consideration to a stand-alone valuation of the Corporation, Keefe, Bruyette reviewed and compared actual and estimated 1994, 1995, and 1996 financial and stock market information for the Corporation with corresponding information for 13 selected banking organizations with significant standard branch banking operations (the "Peer Group"). The Peer Group included Bancorp Hawaii Inc., Baybanks Inc., First Empire

State Corp., First Security Corporation, Fourth Financial Corp., Huntington Bancshares Inc., Integra Financial Corp., Mercantile Bancorporation, Meridian Bancorp Inc., Old Kent Financial Corp., Star Banc Corporation, UJB Financial Corp., and West One Bancorp. This review was based on publicly available information, consensus analysts' estimates, and, for the Corporation, financial forecasts prepared by the Corporation's management. Such analysis indicated that the median price-to-earnings multiple on estimated 1995 earnings for the Peer Group of 9.2x implied a stand alone price for the Corporation's Common Stock of $68.92 (using analysts' estimates for the Corporation's 1995 earnings per share), assuming the Corporation remained independent.

     Keefe, Bruyette also analyzed the projected cash flow and terminal value for the Corporation for the three, five, and ten year periods commencing in 1995. Based on a Peer Group median price-to-earnings ratio of 9.2x and an 18% discount rate, this analysis indicated that the discounted cash flow value of the Common Stock based on three, five, and ten years of projected cash flow was $89.20, $88.00, and $84.20 respectively, assuming the Corporation remained independent. Keefe, Bruyette also presented the results of such discounted cash flow analysis based on a price-to-earnings ratio of 9.2x and with assumed discount rates ranging from 15% to 20%. This latter analysis produced a range of potential values per share of Common Stock, ranging from a low of $75.60 (based on 10 years of cash flow and a 20% discount rate) to a high of $100.40 (based on 10 years of cash flow period a 15% discount rate), assuming the Corporation remained independent.

     Keefe, Bruyette concluded, based on its stand-alone value analysis of the Corporation and its review with senior management regarding the Corporation's strategic, financial, and business position, that the Merger Consideration compared favorably with the stand-alone valuation of the Corporation and represented an attractive premium to that valuation.

     Other Analyses. Keefe, Bruyette also reviewed selected investment research reports, earnings estimates, and other (publicly available, in the case of the National) financial data for the National and the Corporation and analyzed available information regarding the ownership and ownership profiles of the American depositary receipts of the National.

     Based on all of the foregoing analyses, Keefe, Bruyette rendered its February 4, 1995, opinion to the Board that, as of such date, the Merger Consideration to be received by the Shareholders, consisting of a cash payment in the amount of $110 per share of Common Stock, which was determined on the basis of arm's-length negotiation between the Corporation and the National, was fair to the Shareholders from a financial point of view. That opinion has been updated and confirmed as of the date of this Proxy Statement.

     The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Keefe, Bruyette's opinions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analyses were given more weight than others. In arriving at their fairness determination, Keefe, Bruyette considered the results of all such analyses. None of the banking institutions selected for use in developing comparisons is identical to the Corporation and none of the Selected Recent Bank Acquisitions is identical to the Merger. Accordingly, Keefe, Bruyette indicated to the Board that analyses of the results described above are not purely mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics, including, among other things, differences in revenue composition and earnings performance among the Corporation, the National, and the selected companies and acquisitions reviewed. The analyses were prepared by Keefe, Bruyette solely for the purpose of preparing its opinions to the Board as to the fairness of the Merger Consideration to be received by Shareholders, and do not purport to be appraisals or necessarily reflect the prices at which the Corporation or its securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

     Compensation of Financial Advisor. Keefe, Bruyette was first retained by the Corporation to provide certain ongoing financial advisory services, including a review and analysis of each of the components of the

Corporation's business, a review of the banking and mortgage banking industries and the Corporation's relative position within those industries, and general advice relating to the Corporation's strategic initiatives, such as Project Streamline, and the sale of certain assets, and relating to corporate finance issues such as proxy solicitations, capital markets, and merger activities. This initial retention is governed by an engagement letter dated as of May 18, 1994, pursuant to which the Corporation has agreed to pay Keefe, Bruyette a fee equal to the greater of (i) $12,500 per quarter point ($.25) of difference between $72.50 (the closing price of the Common Stock on May 18, 1994) and the closing price of the Common Stock on May 17, 1995 rounded to the next lowest $.25 and
(ii) zero, plus reasonable out-of-pocket expenses. The Corporation retained Keefe, Bruyette pursuant to an engagement letter dated as of February 1, 1995 to render an opinion as to the fairness of the consideration to be received by Shareholders in connection with a potential sale of the Corporation. Pursuant to that letter, the Corporation has agreed to pay Keefe, Bruyette a fee equal to .15% of the market value of the aggregate consideration to be received by Shareholders in the transaction, or approximately $2,536,000. The Corporation has also agreed to reimburse Keefe, Bruyette for reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with its retention.

     During 1994, Keefe, Bruyette also acted as dealer/manager in connection with the Corporation's self-tender for the repurchase of shares of the Common Stock and Equity Contracts and provided advisory services in connection with the sale of certain of IOBOC's assets. With respect to the self-tender, the Corporation has agreed to pay Keefe, Bruyette a total of $123,045, plus reasonable out-of-pocket expenses. With respect to the IOBOC asset sale, the Corporation agreed to pay Keefe, Bruyette $300,000, plus reasonable out-of-pocket expenses.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

                              THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached hereto as Appendix A. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement.

EFFECTIVE TIME

     Subject to the provisions of the Merger Agreement, as soon as practicable on the day the Merger closes, which will be no later than the later of (i) the third business day or (ii) the first business day of the month, in either case following the satisfaction (or waiver) of all the conditions set forth in the Merger Agreement (the "Closing Date"), unless another time or date is agreed to in writing by the parties, a certificate of merger or other appropriate documents, if any (the "Certificate of Merger"), will be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the Michigan Business Corporations Act ("MBCA") with the Department of Commerce of the State of Michigan. The "Effective Time" of the Merger will be upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Shareholders, approval by certain regulatory authorities, and compliance with certain other covenants and conditions, Acquisition, a wholly-owned subsidiary of the National, will be merged with and into the Corporation, at which time the separate corporate existence of Acquisition will cease and the Corporation will continue as the Surviving Corporation. Following consummation of the Merger, the Corporation, as the Surviving Corporation, will be a wholly owned subsidiary of the National. As a result of the Merger, all of the properties, rights, privileges, and franchises of the Corporation and Acquisition will vest in the Surviving Corporation, and all debts, liabilities and duties of the Corporation and Acquisition will become the debts, liabilities, and duties of the Surviving Corporation.

     Conversion of Capital Stock. At the Effective Time, (i) each issued and outstanding share of capital stock of Acquisition will be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation; (ii) each share of Common Stock that is owned by the Corporation or by any subsidiary of the Corporation (which shall not include any shares owned by the ESOP) and each share of Common Stock that is owned by the National, Acquisition or any other subsidiary of the National (other than Trust Account Shares) will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and (iii) each issued and outstanding share of Common Stock (other than shares to be cancelled in accordance with the immediately preceding clause) will be converted into the right to receive the Merger Consideration, without interest, from the Surviving Corporation. As of the Effective Time, all such shares of Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Subsequent to the Effective Time, former Shareholders will have no equity interest in either the Corporation or the National by virtue of their former ownership of Common Stock.

     Directors and Officers. At the Effective Time, the directors of Acquisition and certain directors of the Corporation will become the directors, and the officers of the Corporation will become the officers, of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Corporation, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     Exchange Procedures. Prior to the Effective Time, the National shall designate MNB, or such other bank or trust company reasonably acceptable to the Corporation, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Common Stock. Within 10 days after the Effective Time, the National will cause the Paying Agent to mail to each Shareholder of record whose shares were converted into the right to receive the Merger Consideration a letter of transmittal with instructions for the surrender of certificates representing ownership of Common Stock ("Certificates") in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, without interest, and the Certificate so surrendered shall forthwith be cancelled. If payment in respect of the shares of Common Stock is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of such payment to a person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, after the Effective Time, each Certificate shall be deemed to represent only the right to receive upon such surrender the Merger Consideration, without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     No Further Ownership Rights in Common Stock. All cash paid upon the surrender of Certificates in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Corporation on such shares of Common Stock in accordance with the terms of the Merger Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time.

     If any Certificates have not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity (as defined in the Merger Agreement)), the cash payment in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations, warranties, and agreements of the Corporation, the National, and Acquisition including representations and warranties regarding their respective due organization, good standing, and authority to enter into the Merger Agreement. The Corporation has made certain additional representations and warranties relating to capitalization; the absence of conflict between transactions contemplated by the Merger Agreement and other agreements and documents; adequacy of filings with the SEC; consents and approvals; subsidiaries; absence of certain violations and defaults; licenses and permits; title to its properties; environmental matters; federal, state, foreign, county, and local taxes; compliance with applicable laws, including environmental laws and regulations; accuracy of information supplied; litigation; labor matters; material contracts; employee benefit plans; compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the absence of material adverse changes since December 31, 1993; non-applicability of Michigan anti-takeover laws; non-applicability of the Corporation's Rights Agreement (as hereinafter defined); insurance; material interests of certain persons; and allowances for loan losses. The National has made an additional representation as to its ability to finance the Merger.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     During the period from February 4, 1995 until the Effective Time, the Corporation has agreed as to itself and its subsidiaries that, except as expressly contemplated or permitted by the Merger Agreement or the Stock Option Agreement or as disclosed to the National, the Corporation and its subsidiaries will carry on their respective businesses in the usual, regular, and ordinary course consistent with sound banking practices and use their best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the Effective Time. The Corporation has agreed that it will not, nor will it permit any of its subsidiaries to, (i) enter into any new material line of business; (ii) except as required by law, regulation, generally accepted accounting principles ("GAAP") or regulatory policies or guidelines, change its or its subsidiaries' lending, credit, investment, liability management, and other material banking policies in any respect which is material to the Corporation; or (iii) except as required by any applicable regulatory authorities, incur or commit to any capital expenditures, or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to that are approved in accordance with the Corporation's capital expenditure approval policies (as in effect prior to February 4, 1995) and that are not (A) individually, in excess of $250,000 and (B) in the aggregate, in excess of the amount identified as capital expenditures in the Corporation's 1995 operating budget as in effect on February 4, 1995, which budget may not be amended without the prior written consent of the National and which amount will in no event exceed $10 million.

     The Corporation has also agreed that it will not, nor will it permit any of its subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on or make other distributions in respect of, directly or indirectly, any of its capital stock, except (1) the Corporation may continue the declaration and payment of regular quarterly cash dividends not in excess of $.55 per share of Common Stock, with usual record and payment dates for such dividends in accordance with the Corporation's past dividend practice, and (2) for dividends by a direct or indirect wholly owned subsidiary of the Corporation, (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and the acquisition of shares to be used to satisfy obligations under the Corporation's stock option, stock bonus and incentive plans, including the ESOP (the "Corporation Stock Plans")), any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, except that the Corporation will redeem the Corporation's 8% Subordinated Debentures due November 10, 1998 (the "Corporation Debentures") and cancel the Equity Contracts in accordance with the Merger Agreement; (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock, any voting debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than (A) the issuance of Common Stock pursuant to the terms of the Equity Contracts and the Corporation Debentures or upon the exercise of Corporation Stock Options (as hereinafter defined) that were outstanding on February 4, 1995 in accordance with their present terms or pursuant to the Stock Option Agreement, (B) issuances by a direct or indirect wholly owned (other than directors' qualifying shares) subsidiary of its capital stock to its parent and (C) pursuant to the Rights Agreement (as hereinafter defined); (iii) amend its articles of incorporation or by-laws or amend the rights agreement, dated as of April 25, 1988 by and between the Corporation and Mellon Bank N.A. (the "Rights Agreement") other than in accordance with the Merger Agreement; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Corporation and its subsidiaries taken as a whole and including, without limitation, any investment either by purchase or stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof, except for transactions in the ordinary course of business consistent with sound banking practice; (v) other than
     (A) activities in the ordinary course of business consistent with sound banking practice or (B) as disclosed to the National, sell, lease, mortgage, encumber or otherwise dispose of, any of its assets (including capital stock of subsidiaries) which are material, individually or in the aggregate, to the

     Corporation and its subsidiaries taken as a whole; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Corporation or any of its subsidiaries or guarantee any debt securities of others, other than (A) short-term indebtedness incurred to refinance existing short-term indebtedness, (B) indebtedness of any subsidiary of the Corporation to the Corporation or another subsidiary of the Corporation or (C) in the case of bank subsidiaries, indebtedness incurred in the ordinary course of business consistent with sound banking practice; (vii) take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger not being satisfied or a material violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking practice) which could reasonably be expected to adversely affect or delay the ability of any of the National, Acquisition or the Corporation or their subsidiaries to obtain any of the Requisite Regulatory Approvals (as hereinafter defined) without imposition of a condition or restriction of the type referred to in clause (iii) under "-- Conditions to the Merger -- The National or Acquisition"; (viii) except as requested by the National, change its fiscal year or its methods of accounting in effect at January 1, 1994, except as required by changes in GAAP or regulatory accounting practices as concurred in by the Corporation's independent auditors; (ix) (A) enter into, adopt, amend or terminate any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan (including the Michigan National Corporation Deferred Compensation Plan (the "Deferred Compensation Plan")) or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Corporation, any of its subsidiaries or any other person or entity that, together with the Corporation, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any current or former employees, officers, agents, directors or independent contractors of the Corporation or any of its subsidiaries (collectively, "Corporation Benefit Plans") or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to increase benefits thereunder, (B) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of February 4, 1995 (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for normal salary compensation increases, benefit changes or cash bonus payments in the ordinary course of business consistent with past practice, and, in the case of certain senior officers as disclosed to the National, (C) create or amend any Corporation Stock Plans or grant any equity-based award pursuant to any Corporation Stock Plan or otherwise or (D) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement; provided, however, that the Corporation has agreed, at the request of the National, to use its reasonable efforts to enter into employment agreements, in form and substance satisfactory to the National, with those executive officers of the Corporation designated by the National, which employment agreements will be effective on and after (and subject to the occurrence of) the Effective Time and will be assumed by the Surviving Corporation; (x) pay, discharge, settle or satisfy any claims, liabilities or obligations other than (A) in the case of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Corporation included in documents filed by the Corporation with the SEC, in the ordinary course of business consistent with sound banking practice or in accordance with their terms, or (B) in the case of liabilities incurred since the date of such financial statements, in the ordinary course of business consistent with sound banking practice; (xi) except in the ordinary course of business consistent with sound banking practice, modify, amend or terminate any material contract, lease or agreement to which the Corporation or any subsidiary is a party or waive, release or assign any material rights or claims thereunder. In addition, the Corporation has agreed that without the prior written consent of the National, it will not waive any standstill provision contained in any confidentiality agreement in existence as of February 4, 1995 between the Corporation and any other person, and that, without the prior written consent of the National (which shall not be unreasonably withheld), the Corporation will not, nor will it permit any of its subsidiaries to, enter into any of the following: (i) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practice that is material to the Corporation on a consolidated basis, or any contract, agreement or understanding relating to the sale or disposition by the Corporation or any of its subsidiaries of any significant assets or businesses of the Corporation or any of its subsidiaries; (ii) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Corporation or any of its subsidiaries (other than certificates of deposit and customary bank funding instruments) or the guarantee by the Corporation or any such subsidiary of any such obligation; (iii) any contract containing covenants which limit the ability of the Corporation or any of its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Corporation and its subsidiaries may carry on their respective businesses (other than as may be required by law or applicable regulatory authorities); or (iv) any other contract or agreement that would be required to be disclosed as an exhibit to the Corporation's Annual Report on Form 10-K and which has not been so disclosed.

NO SOLICITATION

     The Corporation has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Corporation or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to receipt of approval of the Merger by the Shareholders, to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board of Directors based on the advice of independent counsel, the Corporation may, (A) in response to an unsolicited Takeover Proposal, and subject to compliance with its notice obligations with respect to a Takeover Proposal, furnish information with respect to the Corporation and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Corporation's independent counsel) and discuss such information (but not the terms of any possible Takeover Proposal) with such person and (B) upon receipt by the Corporation of an unsolicited Takeover Proposal, participate in negotiations regarding such takeover proposal. "Takeover Proposal" is defined as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of the Corporation or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and the Stock Option Agreement, or of 20% or more of any class of equity securities of the Corporation or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Corporation or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution, or similar transaction involving the Corporation or any of its subsidiaries other than the transactions contemplated by the Merger Agreement and the Stock Option Agreement.

     In addition, the Corporation has agreed that neither the Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the National or Acquisition, the approval or recommendation by the Board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the receipt of approval of the Merger by the Shareholders, the Board, to the extent required by its fiduciary obligations, as determined in good faith by the Board based on the advice of independent counsel, may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend any Superior Proposal (as hereinafter defined), enter into an agreement with respect to such Superior Proposal or terminate the Merger Agreement, in each case at any time after the second business day following the National's receipt of written notice advising the National that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to a Superior Proposal shall necessitate an additional two business day period). In addition, if the Corporation proposes to enter into an agreement with respect to any Takeover Proposal, it will concurrently with entering into such agreement pay, or cause to be paid, to the National the Expense Reimbursement and the Termination Fee. See "-- Termination Fees and Expenses." "Superior Proposal" is defined as any bona fide Takeover Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of the Corporation and otherwise on terms which the Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Corporation's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is reasonably capable of being financed by such third party.

     The Corporation has agreed to promptly advise the National orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal, or inquiry and the identity of the person making any such request, Takeover Proposal, or inquiry. The Corporation has agreed to keep the National fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal, or inquiry.

OTHER AGREEMENTS OF THE CORPORATION, THE NATIONAL, AND ACQUISITION

     In the Merger Agreement, the Corporation and the National have agreed to use all reasonable efforts, and to reasonably cooperate with the other in such efforts, (i) to obtain approvals of any regulatory authority required to be obtained by the Corporation, any subsidiary of the Corporation, the National, or any subsidiary thereof in order to consummate the transactions contemplated by the Merger Agreement, (ii) to defend against any legal challenges to the Merger Agreement or the Stock Option Agreement; and (iii) to execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by the Merger Agreement and Stock Option Agreement, except for such actions which, in such party's reasonable opinion, would (a) be materially burdensome to such party and its subsidiaries taken as a whole, or have a materially adverse impact upon the economic or business benefits of the Merger or (b) result in the imposition of a condition or restriction on The National or on the Surviving Corporation of the type referred to in clause (iii) under "-- Conditions to the Merger -- The National or Acquisition."

     Between the date of the Merger Agreement and the Effective Time, the Corporation has agreed that it will and will cause its subsidiaries to, (i) afford the officers, employees, counsel, accountants, and other representatives of the National reasonable access to the properties, books, contracts and records, and personnel of the Corporation and its subsidiaries, (ii) furnish promptly to the National all information concerning the business, properties, and personnel of the Corporation and its subsidiaries as the National or its representatives may reasonably request, and (iii) notify the National promptly of any material change to the business or operations of the Corporation and its subsidiaries or of any complaint or investigation or material litigation involving the Corporation or its subsidiaries.

     Upon acknowledgement by the National that all conditions to its obligation to consummate the Merger have been satisfied, the Corporation has agreed that at the request of the National, prior to the Closing Date, the Corporation will review and, to the extent mutually determined to be necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual, and reserve policies and practices so as to be applied consistently on a basis that is mutually satisfactory to each of the Corporation and the National.

EMPLOYEE BENEFIT PLANS

     The National has agreed to cause the Surviving Corporation to honor, in accordance with their terms, the employment, severance and supplemental pension contracts disclosed to the National (including the

Severance Agreements and the Pension Agreements, as hereinafter defined) to which employees of the Corporation were a party on February 4, 1995 and to honor all provisions for vested benefits and other vested amounts earned or accrued through the Effective Time under the Corporation Benefit Plans. In addition, the National has agreed to cause the Surviving Corporation to maintain for a period of at least one year after the Effective Time the Corporation Benefit Plans in effect on February 4, 1995, or to provide, pursuant to benefit plans of the Surviving Corporation or of the National, benefits to employees of the Surviving Corporation and its subsidiaries that are at least generally comparable in the aggregate to those benefits provided under the Corporation Benefit Plans in effect on February 4, 1995. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Payments Relating to Change of Control."

STOCK OPTIONS AND THE ESOP

     The Corporation has agreed to cancel all outstanding employee options to purchase shares of Common Stock previously granted under the Corporation Stock Plans ("Corporation Stock Options") such that each Corporation Stock Option, whether vested or not, outstanding immediately prior to the Effective Time, will be exchanged for a cash payment by the Corporation of an amount equal to (i) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Common Stock, multiplied by (ii) the number of shares of Common Stock subject to such Corporation Stock Option for which such Corporation Stock Option shall not theretofore have been exercised. At the National's request, payment will be withheld in respect of any Corporation Stock Option until all necessary consents with respect to such Corporation Stock Options are obtained and the Corporation has agreed to use its best efforts to obtain all consents of the holders of the Corporation Stock Options. In addition, the Corporation has agreed to terminate as of the Effective Time the Corporation Stock Plans (other than, subject to certain provisions of the Merger Agreement, the ESOP), to delete as of the Effective Time the provision in any other Corporation Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Corporation or any interest in respect of any capital stock of the Corporation, and to ensure that following the Effective Time no holder of a Corporation Stock Option or any participant in any Corporation Stock Plan or other Corporation Benefit Plan will have any right thereunder to acquire any capital stock of the Corporation or the Surviving Corporation.

INDEMNIFICATION, EXCULPATION AND INSURANCE

     The Merger Agreement provides that, for a period of six years (or the period of the applicable statute of limitations, if longer) from the Effective Time, the current or former directors or officers of the Corporation and its subsidiaries will continue to enjoy all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Effective Time existing in their favor as of February 4, 1995 as provided in their respective articles of incorporation or by-laws. In addition, the National has agreed to cause to be maintained, for a period of six years from the Effective Time the Corporation's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time, for all persons who are directors and officers of the Corporation on February 4, 1995, so long as the annual premium therefor would not be in excess of (i) until the third anniversary of the Effective Time, 200%, and (ii) thereafter, 100%, of the last annual premium paid prior to the date of the Merger Agreement.

CORPORATION DEBENTURES AND RELATED EQUITY CONTRACTS

     The Merger Agreement requires the Corporation to redeem its outstanding Corporation Debentures in accordance with their terms and to cancel the related Equity Contracts in accordance with their terms. The Corporation has received approval to effect such cancellation and redemption from the Federal Reserve Board. On April 12, 1995 the Corporation delivered notice of its intention to redeem and/or cancel, as the case may be, to the holders of such Corporation Debentures and Equity Contracts and the redemption or cancellation will occur as of 5:00 p.m., New York City Time, on June 15, 1995.

CONDITIONS TO THE MERGER

     Both Parties. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(i) approval and adoption of the Merger and Merger Agreement by the Shareholders shall have been obtained; (ii) other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or which would not, individually or in the aggregate, materially adversely affect the consummation of the transactions contemplated thereby, shall have been filed, occurred or been obtained (all such Consents and the lapse of all such waiting periods, the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect; and (iii) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or restraint and to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     The National and Acquisition. Pursuant to the Merger Agreement, the obligations of the National and Acquisition to effect the Merger are subject to the satisfaction of the following conditions unless waived by the National and
Acquisition: (i) the representations and warranties of the Corporation (A) set forth in the Merger Agreement (other than those described in clause (B) below) that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects and (B) the representations and warranties relating to compliance with regulations and regulatory orders and relating to the Corporation's properties shall be true and correct, except to the extent of any inaccuracies which, either individually or in the aggregate, could not reasonably be expected to result in or constitute a material adverse effect on the Corporation; in the case of all such representations and warranties referred to in clause (A) and (B) both as of February 4, 1995 and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement, and the National shall have received a certificate signed on behalf of the Corporation by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect; (ii) the Corporation shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and the National shall have received a certificate signed on behalf of the Corporation by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect; (iii) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon the National, the Corporation, or the Surviving Corporation or their respective subsidiaries to (A) dispose of any asset which is material to the National, the Corporation, or the Surviving Corporation, (B) materially restrict or curtail the current business operations or activities of the National, or (C) raise an amount of capital, the issuance and sale of which, in the absence of the Merger and the other transactions contemplated by the Merger Agreement, would in the good faith judgment of the National be materially burdensome in light of the National's capital raising policies; (iv) the Corporation shall have duly effected the redemption of all the outstanding Corporation Debentures and the cancellation of all the outstanding Equity Contracts; (v) the Corporation shall have duly effected, as of the Effective Time, the cancellation of all outstanding Corporation Stock Options, whether vested or not, the termination of the Corporation Stock Plans (other than, subject to certain provisions of the Merger Agreement, the ESOP) and the deletion of any provision in any other Corporation Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Corporation or any subsidiary of the Corporation or any interest in respect of any capital stock of the Corporation or any subsidiary of the Corporation; and
(vi) the Rights Agreement shall have been rendered inapplicable to the Merger and the other transactions contemplated by the Merger Agreement.

     The Corporation. Pursuant to the Merger Agreement, the obligations of the Corporation to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Corporation: (i) the representations and warranties of the National and Acquisition set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in either case as of February 4, 1995 and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement, and the Corporation shall have received a certificate signed on behalf of the National and Acquisition by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect; and (ii) The National and Acquisition shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Corporation shall have received a certificate signed on behalf of the National and Acquisition by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval and adoption of the Merger and Merger Agreement by the Shareholders is received by mutual written consent of the National and the Corporation, or under the following conditions:

          Either Party. The Merger Agreement provides that either the National or the Corporation may terminate the Merger Agreement upon written notice to the other party: (i) if (1) the Federal Reserve Board or any other Governmental Entity the approval of which is required to permit consummation of the Merger or the other transactions contemplated by the Merger Agreement has issued an order denying approval of the Merger or such other transactions or (2) any Governmental Entity of competent jurisdiction has issued a final permanent order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement and in any such case under either clause (1) or (2) the time for appeal or petition for reconsideration of such order has expired without such appeal or petition being granted; (ii) if the Corporation, on the one hand, or the National or Acquisition, on the other hand, has materially breached any of its covenants and obligations under the Merger Agreement or under the Stock Option Agreement and such breach has not been cured after 30 days' written notice thereof is given to the party committing such breach by the other party; (iii) if the Merger has not been consummated on or before February 5, 1996, unless the failure to consummate the Merger was the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or (iv) if, upon a vote at a duly held meeting called for such purpose, the approval and adoption of the Merger and Merger Agreement by the Shareholders has not been obtained.

          The National or Acquisition. The Merger Agreement provides that either the National or Acquisition may terminate the Merger Agreement upon written notice to the Corporation: (i) if, prior to the Special Meeting, a Takeover Proposal has been commenced, publicly proposed, publicly disclosed or communicated to the Corporation (or the willingness of any person to make a Takeover Proposal has been publicly disclosed or communicated to the Corporation) and (A) the approval and adoption of the Merger and Merger Agreement by the Shareholders has not been obtained at the Special Meeting,
     (B) the Special Meeting has not occurred prior to 120 days after February 4, 1995 (C) the Board or any committee thereof has withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal; or (ii) if the Corporation has entered into any agreement with respect to any Superior Proposal.

          The Corporation. The Merger Agreement provides that the Corporation may terminate the Merger Agreement in connection with entering into a definitive agreement with respect to a Superior Proposal in accordance with the provisions of the Merger Agreement for accepting such Superior Proposals described above (see "-- No Solicitation"), provided that, among other things, the Corporation has complied with its notice obligations with respect to a Superior Proposal, and that the Corporation makes simultaneous payment of the Expense Reimbursement and the Termination Fee. See "-- Termination Fees and Expenses."

TERMINATION FEES AND EXPENSES

     The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement, and the transactions contemplated thereby will be paid by the party incurring such expense, except (i) as otherwise provided below and (ii) that filing fees and expenses incurred in connection with the filing, printing, and mailing of this Proxy Statement will be shared equally by the National and the Corporation.

     In addition, the Merger Agreement provides that if the Merger Agreement is terminated pursuant to its terms, other than due to the failure to obtain necessary regulatory approvals, the issuance by a competent Governmental Entity of a final order prohibiting the Merger, breach by the National or Acquisition of any of their covenants or obligations under the Merger Agreement or Stock Option Agreement, or the failure of the Merger to close on or before February 5, 1996, and an Acquisition Event (as hereinafter defined) shall occur after February 4, 1995 and prior to the date that is 18 months after the date of such termination, the Corporation will upon demand by the National, pay or cause to be paid, in same day funds to the National the sum of (i) the Expense Reimbursement and (ii) the Termination Fee. "Acquisition Event" is defined as any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the National or any of its subsidiaries, shall have acquired, pursuant to a tender offer, exchange offer or otherwise, beneficial ownership (including pursuant to the acquisition of options) of 20% or more of any class of equity securities of the Corporation or any of its subsidiaries; (ii) any such person or group shall have received approval from the Federal Reserve Board to acquire ownership of 20% or more of any class of equity securities of the Corporation or MNB; or (iii) the Corporation or MNB shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have amended the Rights Agreement to facilitate, or shall have entered into, an agreement with any person (other than the National or a subsidiary thereof) to (A) effect a merger, consolidation, business combination, sale of substantially all assets, or similar transaction involving the Corporation or MNB, (B) sell, lease or otherwise dispose of assets of the Corporation or its subsidiaries representing 15% or more of the consolidated assets of the Corporation and its subsidiaries,
(C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of any class of equity securities of the Corporation or any of its subsidiaries or (D) have such person effect a tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Corporation or any of its subsidiaries. The Expense Reimbursement will include all out-of-pocket fees and expenses incurred or paid by or on behalf of the National or any of its affiliates in connection with the Merger or the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to the National or any of its affiliates.

     Notwithstanding the foregoing, the aggregate amount of gain realized by the National pursuant to the Stock Option Agreement from the Corporation (or the Substitute Option Issuer (as defined in the Stock Option Agreement)), when added to the Termination Fee, if any, received by the National pursuant to the provisions described above, may not in the aggregate exceed $75 million, and, in the event the National realizes gain in excess of such amount under the Stock Option Agreement from the Corporation (or the Substitute Option Issuer) or under the Termination Fee, the National has agreed promptly to pay back to the Corporation, by wire transfer of immediately available funds, the amount of such excess.

AMENDMENT; WAIVER

     The Merger Agreement provides that it may be amended in writing by agreement of the parties at any time; provided, however, that subsequent to any Shareholder approval of the Merger, no amendment which by law may not be made without the approval of the Shareholders may be made without such approval. In the event the parties contemplate an amendment to the Merger Agreement of the type which by law may not be made without Shareholder approval, the Corporation may resolicit proxies from the Shareholders to obtain such approval. In the event the form or amount of consideration to be received by Shareholders in the Merger is changed or amended, the Corporation will resolicit proxies from the Shareholders to obtain approval for such change or amendment. The Merger Agreement further provides that at any time prior to the Effective Time, any party to the Merger Agreement may in a writing signed by the party or parties to be bound (i) extend the time for the performance of any of the obligations or other acts of the other party thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by any other party with any of the conditions and agreements contained in the Merger Agreement.

                           THE STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Stock Option Agreement entered into between the National and the Corporation following the execution of the Merger Agreement. This summary is qualified in its entirety by reference to the Stock Option Agreement, which has been filed as an exhibit to the Corporation's Current Report on Form 8-K dated February 15, 1995 and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     As a condition to the National's entering into the Merger Agreement, the National and the Corporation entered into the Stock Option Agreement pursuant to which the Corporation has granted to the National the Option to purchase up to 2,633,502 shares of Common Stock, or such greater number as shall at the time equal 19.9% of the then outstanding shares of Common Stock (without giving effect to the issuance of shares of Common Stock pursuant to the exercise of the Option), subject to anti-dilution adjustments and certain other limitations set forth therein, at a purchase price of $89.00 per share. The exercise and purchase of shares of Common Stock pursuant to the Option is subject to compliance with applicable laws, including the BHCA.

     The Option could have the effect of discouraging persons who now or prior to the Effective Time might be interested in acquiring all or a significant interest in the Corporation from considering or proposing such an acquisition, even if such persons were prepared to pay more consideration per share for the Common Stock than the consideration per share payable under the Merger Agreement.

     The Option becomes exercisable in whole or in part at any time after the occurrence of an Acquisition Event (see "THE MERGER AGREEMENT -- Termination Fees and Expenses"). However, the Option whether exercisable or not, terminates upon the earliest of (i) the Effective Time of the Merger; (ii) any of (A) February 5, 1996, if the Merger has not then been consummated, (B) termination of the Merger Agreement by mutual consent or (C) termination of the Merger Agreement due to the issuance by the Federal Reserve Board of a final order denying approval or the issuance by any other governmental authority of a final permanent order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated thereby, provided the time for appeal or petition for reconsideration has expired without such an appeal or petition being taken (unless, in each case, one of the termination events specified in clause (iii) shall have occurred); or (iii) 18 months after termination of the Merger Agreement (A) by either party due to the occurrence of certain Takeover Events (as hereinafter defined), (B) by the National, in the event the Corporation has materially breached any of its covenants and obligations under the Merger Agreement or the Stock Option Agreement and has not cured such breach within 30 days of receipt of written notice from the National, or (C) by the Corporation, due to the failure to obtain, following the occurrence of a Takeover Event and after a vote at a duly held meeting of the Shareholders, Shareholder approval of the Merger. "Takeover Event" is defined as any of (i) prior to the Special Meeting, a Takeover Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Corporation (or the willingness of any person to make a Takeover Proposal is publicly disclosed or communicated to the Corporation) and (A) the approval of the Merger and Merger Agreement by the Shareholders is not obtained at the Special Meeting, (B) the Special Meeting does not occur prior to 120 days after February 4, 1995, or (C) the Board or any committee thereof withdraws or modifies its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal; or (ii) the Corporation enters into any agreement with respect to any Superior Proposal in accordance with the provisions of the Merger Agreement conditioning acceptance of such Superior Proposal described above. See "THE MERGER AGREEMENT -- No Solicitation."

     Pursuant to the Stock Option Agreement, the National has the option to cause the Corporation to repurchase the Option and any shares of Common Stock purchased by the National pursuant to the Option, upon certain terms and subject to certain limitations set forth in the Stock Option Agreement, at any time during (i) the period during which the Option is exercisable or (ii) the period of 30 business days immediately following the failure to receive certain regulatory approvals in respect of the exercise of the Option.

     In addition, the Stock Option Agreement grants the National certain registration and listing rights in respect of securities to be acquired upon exercise of the Option. The Stock Option Agreement also provides that upon certain mergers, consolidation, or sale of substantially all of the assets of the Corporation (other than with or to the National or any subsidiary of the National), the Option will be converted into or exchanged for an option in respect of common stock of the Acquiring Corporation (as defined in the Stock Option Agreement) or any person that controls the Acquiring Corporation.

                              REGULATORY APPROVALS

BANK REGULATORY APPROVALS

     Federal Reserve Board. Pursuant to the BHCA the Merger is subject to prior approval by the Federal Reserve Board. Under the BHCA, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors, and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the National following the Merger.

     The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger, if any, are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the Corporation in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     Under the BHCA, the Merger may not be consummated until the 15th day (or the 30th day, if antitrust concerns have previously been raised by the United States Department of Justice) following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. The National and the Corporation believe that the Merger does not raise substantial antitrust concerns and that, should any actions be required in order to consummate the Merger, they would not be material to the financial condition or results of operations of either the National or the Corporation.

     The BHCA provides for the publication of notice and public comment on the application for the Federal Reserve Board's approval of the Merger and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     Section 3(d) of the BHCA prohibits the Federal Reserve Board from approving the acquisition, prior to September 29, 1995, by a bank holding company, the principal operations of which are conducted in one state, of a bank or bank holding company located in another state, unless the laws of each state in which the banking operations of the bank or bank holding company to be acquired are conducted expressly permit such acquisition. Based on Federal Reserve Board precedent and an analysis of the interstate banking statutes of the states in which the Corporation and its subsidiaries conduct banking operations, the National and the Corporation believe that the Merger is expressly permitted by such statutes. The foregoing provisions of the BHCA have been repealed, effective as of September 29, 1995, after which date a bank holding company may effect acquisitions of banks or bank holding companies located in any state or states without geographical restrictions and, subject to certain limitations not applicable to the Merger, without regard to inconsistent state laws.

     State Regulatory Authority. The Merger may be subject to the consent, authorization, approval or other action on the part of the Financial Institutions Bureau of the State of Michigan. Such banking authority is empowered under the applicable state laws and regulations to investigate and/or disapprove the Merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

     Office of Thrift Supervision. The indirect acquisition of IOBOC is subject to the prior approval of the OTS. The OTS is empowered by applicable laws and regulations to investigate and/or disapprove the Merger under the circumstances and based upon the review set forth in applicable laws and regulations.

FOREIGN BANK REGULATIONS

     The Foreign Bank Supervision Enhancement Act of 1991 (the "FBSEA") requires any foreign banking organization, such as the National, seeking to acquire ownership or control of a domestic bank or bank holding company to apply for and receive Federal Reserve Board approval. The Federal Reserve Board will not approve an application filed under FBSEA unless it determines, among other things, (i) that the foreign bank is subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in its home country and (ii) that the foreign bank has provided the Federal Reserve Board with adequate assurances that the foreign bank will make available to the Federal Reserve Board such information on the operations or activities of the foreign bank and any affiliate of the bank that the Federal Reserve Board deems appropriate to determine and enforce compliance with FBSEA.

STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

     The National and the Corporation have filed or will promptly file applications with all applicable regulatory agencies and have taken or will take other appropriate action with respect to any requisite approvals or other action of any Governmental Entity, subject to the provisions of the Merger
Agreement. See "THE MERGER AGREEMENT -- Other Agreements of the Corporation, the National, and Acquisition."

     The Merger Agreement provides that the obligation of each of the National and the Corporation to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve Board. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the Department of Justice or, if such a challenge is made, the result thereof.

     The National and the Corporation are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

     See "THE MERGER AGREEMENT -- Effective Time," "THE MERGER
AGREEMENT -- Conditions to the Merger," "THE MERGER AGREEMENT -- Amendment; Waiver" and "THE MERGER AGREEMENT -- Termination."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Corporation's management and of the Board of Directors may receive economic benefits as a result of the Merger and may have other interests in the Merger. The Board of Directors was aware of these interests and considered them along with the other matters described above under "THE MERGER -- Background of the Merger" and "THE MERGER -- Reasons for the Merger." The Corporation has previously entered into Executive Change of Control Severance Agreements (together with all amendments thereto, the "Severance Agreements") and Pension Agreements (together with all amendments thereto, the "Pension Agreements") with Messrs. Robert J. Mylod, Chairman and Chief Executive Officer, Douglas E. Ebert, President and Chief Operating Officer, Joseph J. Whiteside, Chief Financial Officer, Lawrence L. Gladchun, Senior Vice President, Secretary, and General Counsel, and Richard C. Webb, Senior Vice President. Subject to certain conditions hereinafter described, consummation of the Merger may trigger payments under such agreements of up to $7,359,230, $3,781,647, $2,113,290, $2,224,173, and $2,311,992 to Messrs. Mylod, Ebert, Whiteside,
Gladchun, and Webb, respectively. In addition, Messrs. Mylod, Ebert, Whiteside, Gladchun, and Webb may receive, in exchange for stock options held by each as of April 1, 1995 which are to be cancelled prior to the Merger, $2,187,000, $5,113,000, $1,140,625, $1,730,875 and $1,373,999, respectively, such amounts having been determined pursuant to the same formula as will be used to determine amounts payable to all other option holders in respect of cancelled options.

     Payments Relating to Change of Control. The Severance Agreements generally provide that if, within two years subsequent to a change of control of the Corporation (as defined in the Severance Agreements, a "Change of Control") (which as defined therein would include the Merger), the executive's employment is terminated (other than for cause, or for other limited reasons specified in the Severance Agreement), or if the officer terminates his employment for Good Reason (as defined in the Severance Agreements) (a "Termination"), the officer will be entitled to receive: (i) a lump sum payment equal to three times the greater of (A) the executive's annual salary in effect at the time of Termination, or (B) the executive's average salary for the previous five calendar years; (ii) a lump sum payment equal to (A) two times the highest annual bonus paid to the executive during or with respect to the five calendar years preceding his termination and (B) a pro rata portion of any bonus the executive would have earned in the calendar year of Termination; (iii) a supplemental cash benefit equal to the present value of the difference between the benefit the executive would have received under the executive's Pension Agreement (as hereinafter defined) had the executive remained employed with the Corporation throughout the term of the Severance Agreement and the benefit the executive actually becomes entitled to receive under such plan upon Termination. The Severance Agreements provide for additional payments to make the executives whole, on an after tax basis, for any excise taxes imposed by Section 4999 of the Code.

     In addition, in the event of a Termination, the Severance Agreements provide (i) that the executive will continue to receive the same or equivalent welfare benefits, including life, health, hospitalization, and disability insurance coverage, as he received immediately prior to Termination; (ii) that the Corporation will pay for certain outplacement services on the executive's behalf; and (iii) that the executive will continue to enjoy the use of a Corporation car, office space, and secretarial support for a period of two years.

     Consummation of the Merger will constitute a Change of Control under the Severance Agreements. If payments under the Severance Agreements are triggered subsequent to the Merger, estimated costs under these agreements would be approximately $2,618,672, $2,923,021, $1,800,260, $1,373,106, and $1,478,334 for
Messrs. Mylod, Ebert, Whiteside, Gladchun, and Webb, respectively. Amounts payable under the Severance Agreements will not be mitigated by compensation earned by the executive subsequent to his Termination.

     The Pension Agreements, in the case of Messrs. Mylod, Gladchun and Webb, upon a Change of Control, and in the case of Messrs. Ebert and Whiteside upon a Termination following a Change of Control, require the Corporation to purchase a single premium annuity in an amount ("grossed-up" to account for all taxes) which, together with such gross-up, if any, equals the vested benefits accrued to the executive under his Pension Agreement. The Pension Agreements entered into with Messrs. Gladchun and Webb provide that upon a Change of Control, all benefits become immediately fully vested. In the case of Messrs. Ebert and Whiteside, if the Merger occurs and subsequently a Termination occurs at a time when less than 30% of their benefits have vested, 30% of their benefits will be deemed vested. All of Mr. Mylod's benefits under the Pension Agreement have vested. Consummation of the Merger will constitute a Change of Control under the Pension Agreements. In such event, the total cost of purchasing single premium annuities and paying the tax gross-up for the vested portions of the Pension Agreements of each of Messrs. Mylod, Gladchun, and Webb would be $4,740,558, $851,067, and $833,658, respectively, and, in the case of a subsequent Termination of either Mr. Ebert or Mr. Whiteside, would be $858,726 and $313,030, respectively.

     Although it has not yet done so, the National or its subsidiaries may offer, or may cause the Surviving Corporation to offer, one or more of such executives employment terms in the future which, if accepted, could entail the waiver of certain rights under the Severance Agreements.

     Benefit Plans. The National has agreed to maintain for a period of at least one year after the Effective Time the Corporation Benefit Plans in effect on February 4, 1995, or to provide, pursuant to benefit plans of the Surviving Corporation or of the National, benefits to employees of the Surviving Corporation and its subsidiaries that are at least generally comparable in the aggregate to those benefits provided under the Corporation Benefit Plans in effect on February 4, 1995. Messrs. Mylod, Ebert, Whiteside, Gladchun, and Webb, and other executives may receive benefits under the Corporation Benefit Plans or such successor plans subsequent to the Merger. See "THE MERGER
AGREEMENT -- Employee Benefit Plans."

     Share Ownership. As of April 1, 1995, officers and directors of the Corporation owned of record or beneficially an aggregate of 472,134 shares of Common Stock (inclusive of shares which could be acquired upon exercise of currently exercisable options) in the individual amounts hereinafter stated under the caption "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Directors and Executive Officers", for which they will receive the same Merger Consideration as other Shareholders. In the event the Merger is consummated, Messrs. Mylod, Ebert, Whiteside, Gladchun, and Webb will receive $10,926,850, $22,000, $33,000, $1,199,110, and $1,615,900,
respectively, in consideration for their Shares.

     Stock Option Plan. Under the Corporation's Stock Option Plan, its officers and other key employees held 402,419 outstanding stock options as of April 1, 1995. Under the Merger Agreement, prior to the Effective Time, each outstanding option will be cancelled and, in exchange for such option, the optionee will receive a cash payment from the Corporation in an amount equal to the product of
(i) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Option and (ii) the number of shares of Common Stock covered by such option, whether or not such option is then exercisable. In the event the Merger is consummated, Messrs. Mylod, Ebert, Whiteside, Gladchun, and Webb will receive $2,187,000, $5,113,000, $1,140,625, $1,730,875, and
$1,373,999, respectively, in consideration for their options (see "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Directors and Executive Officers"). The Corporation is required to use its best efforts to cause each holder of such option (whether or not presently exercisable) to execute an agreement consenting to the cancellation prior to the Effective Time, of his or her outstanding options. See "THE MERGER
AGREEMENT -- Stock Options and the ESOP."

     Directors' and Officers' Indemnification. The Merger Agreement provides that for a period of six years (or the period of the applicable statute of limitations, if longer) from the Effective Time, the current or former directors or officers of the Corporation will continue to enjoy all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Effective Time existing in their favor as of the date of the Merger Agreement as provided in their respective articles of incorporation and by-laws. In addition, the National has agreed to cause to be maintained for a period of six years from the Effective Time the Corporation's current directors' and officers' insurance and indemnification, subject to certain cost limitations. See "THE MERGER AGREEMENT -- Indemnification, Exculpation and Insurance."

     Other Interests. Pursuant to the Merger Agreement, at the Effective Time, the officers of the Corporation will become officers of the Surviving Corporation. See "THE MERGER AGREEMENT -- -- The Merger -- Directors and Officers."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                            TO COMMON STOCK HOLDERS

     The following is a summary of certain United States federal income tax consequences of the Merger to the Shareholders.

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Shareholder's adjusted tax basis in the Common Stock, and the amount of cash received in exchange therefor. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset, and will be long-term capital gain or loss if, at the Effective Time, such Common Stock was held for more than one year.

     The foregoing discussion may not apply to Shareholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangement with the Corporation or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership, as of April 1, 1995, of Common Stock of the Corporation by directors of the Corporation, the Corporation's five most highly compensated executive officers, and the Corporation's directors and executive officers as a group.

                                                               AMOUNT AND NATURE       PERCENT OF
                                                                 OF BENEFICIAL        OUTSTANDING
                  NAME OF DIRECTOR/NOMINEE                         OWNERSHIP          COMMON STOCK
- ------------------------------------------------------------   -----------------      ------------
Daniel T. Carroll...........................................          1,000              *
John S. Carton..............................................          7,315              *
Douglas E. Ebert............................................        100,200(1)           *
Sidney E. Forbes............................................         30,000              *
Sue L. Gin..................................................          3,600              *
Morton E. Harris............................................         39,452(2)           *
Gerald B. Mitchell..........................................          2,942(3)           *
Robert J. Mylod.............................................        133,335(1)         1.00%
William F. Pickard..........................................          2,000              *
Stanton Kinnie Smith, Jr....................................          9,468(3)           *
Walter H. Teninga...........................................          3,798              *
Stephen A. Van Andel........................................            250              *
Richard T. Walsh............................................          1,000              *
James A. Williams...........................................         11,907(4)           *

                NAME OF EXECUTIVE OFFICER(5)
- ------------------------------------------------------------
Lawrence L. Gladchun........................................         35,401(1)           *
Richard C. Webb.............................................         36,023(1)           *
Joseph J. Whiteside.........................................         25,300(1)           *
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (22 persons
  including those named above)..............................        472,134(1)         3.50%

- -------------------------

(1) The beneficial ownership of shares shown in this column include currently exercisable Corporation Stock Options exercisable within 60 days of the filing, which were granted to various individuals named in this table, or included in the group, pursuant to the Corporation's Stock Plans. Corporation Stock Options currently exercisable or exercisable within 60 days of the filing, include 34,000 shares for Robert J. Mylod, 100,000 shares for Douglas E. Ebert, 24,500 shares for Lawrence L. Gladchun, 21,333 shares for Richard C. Webb, 25,000 for Joseph J. Whiteside and 12,917 shares held by the other executive officers in the group who are not named in the table.

    The shares shown in this column also include shares allocated to the individual accounts of the named persons and all officers and directors included as a group in the table, which are held by Corporation Stock Plans or the ESOP. MNB is the "Trustee" of the Corporation Stock Plans. See
    "-- Other Ownership of the Corporation's Common Stock."

    Fully vested amounts accrued pursuant to the Deferred Compensation Plan include 15 shares for Robert J. Mylod, 2,024 shares for Lawrence L. Gladchun, 5,291 shares for Richard C. Webb, and 9,840 shares held by the other executive officers in the group who are not named in the table. Fully vested amounts accrued pursuant to the ESOP include 3,007 shares for Robert
    J. Mylod, 1,082 shares for Lawrence L. Gladchun, 1,116 shares for Richard C. Webb, and 3,268 shares held by the other executive officers in the group who are not named in the table.

(2) Includes 36,325 shares held by Spectrum Associates of which Mr. Harris is managing partner.

(3) Includes 1,926 shares acquired by Mr. Mitchell and 2,068 shares acquired by Mr. Smith pursuant to their elections to defer fees into Common Stock pursuant to the Deferred Compensation Plan.

(4) Includes 445 shares as to which Mr. Williams disclaims beneficial ownership.

(5) For security ownership of Robert J. Mylod, Chairman and Chief Executive Officer, and Douglas E. Ebert, President and Chief Operating Officer, refer to their entries above with the list of directors.

* Less than 1% of the outstanding shares of Common Stock.

OTHER OWNERSHIP OF THE CORPORATION'S COMMON STOCK

     The following table sets forth information, as of April 1, 1995, concerning persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                                                              AMOUNT AND
                                                                              NATURE OF         PERCENT
                                                                              BENEFICIAL          OF
                             NAME/ADDRESS                                     OWNERSHIP          CLASS
- -----------------------------------------------------------------------   ------------------    -------

Loomis Sayles and Company
  1533 North Woodward, Suite 300
  Bloomfield Hills, Michigan...........................................        1,050,930          7.92%

Michigan National Corporation
Deferred Compensation Plan and Trust(1)
  Michigan National Bank
  Farmington Hills, Michigan...........................................          900,607          6.78%

Michigan National Corporation
Employee Stock Ownership Plan(2)
  Michigan National Bank
  Farmington Hills, Michigan...........................................          880,353          6.63%

Heine Securities Corporation(3)
  51 John F. Kennedy Parkway
  Short Hills, New Jersey..............................................             --(3)           --%(3)

- -------------------------

(1) Plan shares are held for the benefit of the participants in the Deferred Compensation Plan, and are voted by the Trustee -- Michigan National Bank, Trust Department, 27777 Inkster Road, Farmington Hills, Michigan 48334.

    The Deferred Compensation Plan participants have the right to direct the vote of all shares allocated to their accounts in the Deferred Compensation Plan whether vested or unvested. Allocated shares (and in some instances certain unallocated shares) for which timely and proper directions are not received by the Trustee will be voted by the Trustee in the same proportion as it votes the shares as to which timely and proper directions are received. Shares allocated to the Payroll Based Stock Option Plan ("PAYSOP"), an account in the Deferred Compensation Plan, will not be voted at all unless timely and proper instructions are received by the Trustee. As of April 1, 1995, the total number of shares allocated to such PAYSOP account was 20,095. Participants must approve certain dispositions of the Corporation's stock by the Trustee of the Deferred Compensation Plan. Various officers of the Corporation who are named or included as a group in the section entitled "-- Security Ownership of Directors and Officers" are participants in the Deferred Compensation Plan.

(2) Trust shares are held for the benefit of the participants in the ESOP and are voted by the Trustee -- Michigan National Bank, Trust Department, 27777 Inkster Road, Farmington Hills, Michigan 48334.

    Participants have the right to direct the vote of all shares allocated to their accounts in the ESOP whether vested or unvested. Shares which are not allocated to the account of a particular participant, and allocated shares for which timely and proper directions are not received by the Trustee, will be voted by the Trustee in the same proportion as it votes the shares as to which timely and proper directions are received. Participants also have the right to respond to tender or exchange offers for the Common Stock allocated to their accounts. See "-- Security Ownership of Directors and Executive Officers."

(3) Heine Securities Corporation ("HSC"), an investment advisor registered with the SEC, beneficially owned 1,090,400 shares, or approximately 8.25% of the outstanding shares of Common Stock, as of December 31, 1994. Such shares were beneficially owned by portfolios of Mutual Series Fund Inc., an investment company for whom HSC acts as investment advisor. Pursuant to an advisory contract, HSC had sole investment and voting power with respect to such shares. HSC disclaimed any beneficial ownership over any of the shares reported herein. As of February 7, 1995, Heine Securities ceased to hold or own, beneficially or otherwise, shares of Common Stock.

     As of the date hereof, the Corporation's management knows of no other beneficial owner of more than 5% of any class of voting security of the Corporation.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock is listed on the NASDAQ-NMS under the name Michigan National Corporation and traded under the symbol "MNCO." The following table sets forth for the fiscal quarters indicated, the high and low closing sales price per share of Common Stock traded on the NASDAQ-NMS:

    YEAR ENDED
DECEMBER 31, 1992                                                                  HIGH        LOW
- --------------------------------------------------------------------------------   ----        ----
First Quarter...................................................................   $51 1/4     $ 42
Second Quarter..................................................................    51           44
Third Quarter...................................................................    50 3/8       43 1/2
Fourth Quarter..................................................................    52 1/4       44

    YEAR ENDED
DECEMBER 31, 1993                                                                  HIGH        LOW
- --------------------------------------------------------------------------------   ----        ----
First Quarter...................................................................   $64 1/4     $ 50
Second Quarter..................................................................    61 5/8       52
Third Quarter...................................................................    59 7/8       54 1/2
Fourth Quarter..................................................................    62 3/4       57 1/2

    YEAR ENDED
DECEMBER 31, 1994                                                                  HIGH        LOW
- --------------------------------------------------------------------------------   ----        ----
First Quarter...................................................................   $65 1/4     $ 55
Second Quarter..................................................................    79           59 5/8
Third Quarter...................................................................    79 1/4       72 1/4
Fourth Quarter..................................................................    80 9/1       73 1/2

    YEAR ENDED
DECEMBER 31, 1995                                                                  HIGH         LOW
- -------------------------------------------------------------------------------   -----        ----
First Quarter..................................................................   $104 1/4     $ 75

     On February 3, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock was $88 3/4. On April 27, 1995, a recent trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock on the NASDAQ-NMS was $104 7/8. Shareholders are urged to obtain current information with respect to the price of the Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below is certain summary historical consolidated financial information of the Corporation. The summary financial information is derived from the audited consolidated financial statements as reported in the Corporation's Annual Report and Form 10-K for the five years ended December 31, 1994. More comprehensive financial information is included in such reports, and the financial information that follows is qualified by reference to such documents and all of the financial statements and related notes contained therein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                               AT OR FOR THE YEAR ENDED
                                                       ------------------------------------------------------------------------
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           1994           1993           1992           1991           1990
                                                       ------------   ------------   ------------   ------------   ------------
SUMMARY INCOME DATA
 (IN THOUSANDS):
Net interest income..................................     390,313        401,611        401,111        368,999        355,750
Provision for credit losses..........................      41,000         40,000         70,670         86,500         73,082
Net interest income after provision for credit
  losses.............................................     349,313        361,611        330,441        282,499        282,668
Noninterest income(1)................................     255,678        240,830        224,793        190,039        175,742
Noninterest expense(2)...............................     481,703        580,685        488,776        410,836        400,917
Income (loss) from continuing operations before
  income taxes and cumulative effect of accounting
  change.............................................     123,288         21,756         66,458         61,702         57,493
Provision (credit) for income taxes(3)...............     (48,414)        (2,007)         6,652         11,612          9,479
                                                       ----------     ----------     ----------     ----------     ----------
Income, before cumulative effect of a change in
  accounting principle...............................     171,702         23,763         59,806         50,090         48,014
Cumulative effect of a change in accounting
  principle..........................................           0              0          6,265              0              0
                                                       ----------     ----------     ----------     ----------     ----------
Net income...........................................    $171,702       $ 23,763       $ 66,071       $ 50,090       $ 48,014
                                                       ==========     ==========     ==========     ==========     ==========
SUMMARY BALANCE SHEET DATA
  (IN MILLIONS):
Total assets.........................................    $  8,692       $ 10,173       $ 10,663         10,650         10,956
Loans and lease financing (net of unearned income)...       6,014          6,671          6,731          6,588          6,784
Deposits.............................................       7,291          8,725          9,070          8,738          9,018
Long-term debt.......................................          70             77             83             92             99
Shareholders' equity.................................         795            816            806            760            736

PER SHARE DATA:(4)
Net income from continuing operations................    $  10.94       $   1.56       $   4.38       $   3.36       $   3.21
Book value...........................................       60.16          53.74          53.65          51.50          49.93
Dividends declared...................................        2.00           1.50(5)        2.00           2.00           2.00
Weighted average number of common shares and common
  stock equivalents outstanding (thousands)..........      15,992         15,230         15,113         14,957         14,977

- -------------------------
(1) 1994 includes $68.6 million in non-recurring gains.
(2) 1994 includes a $37.6 million restructuring charge.

(3) 1994 provision (credit) for income taxes
    Income tax provision (credit) excluding non-recurring IOBOC transactions............................     33,416
    Tax (credit) recognized in the second quarter attributable to IOBOC.................................    (40,142)
    Tax (credit) recognized in the third quarter of 1994 resulting from the termination of IOBOC's
     Assistance Agreement...............................................................................    (41,688)
                                                                                                           --------
        Total income tax provision (credit).............................................................    (48,414)
                                                                                                           ========

(4) Fully diluted.
(5) A fourth quarter 1993 dividend of $.50 per share was declared January 19, 1994, payable to shareholders of record as of February 1, 1994. This did not represent a change in the Corporation's dividend policy, but rather a change only in the timing of the dividend declaration.

Note on Interest Rate Swap Agreements. As of December 31, 1994, the Corporation was hedging a portion of its prime-based, variable-rate commercial loans with approximately $1.7 billion of outstanding interest rate swap agreements, including approximately $500 million in indexed amortizing swaps. For transactions involving indexed amortizing swaps, the amortization periods lengthen as interest rates rise, and shorten as interest rates decline. For example, a 100 basis point increase in the LIBOR rate in 1995 would lengthen the amortization period of these swaps and result in a reduction in net interest income of approximately $2 million. At December 31, 1994, the Corporation had unamortized deferred gains on terminated swaps in the amount of $3.1 million. Of that total, approximately $2.2 million will be amortized over 17 months, $820,000 will be amortized over 14 months, and the remainder will be amortized over nine months. The Corporation did not have any deferred losses as of December 31, 1994. Settlement accounting is used for the Corporation's outstanding swaps, and, accordingly, there are no deferred gains or losses.

                         SUMMARY FINANCIAL INFORMATION

1994 EARNINGS

     For the 12 months ended December 31, 1994, the Corporation had earnings of $171.7 million, or $10.94 per share on a fully diluted basis, which includes fourth quarter after-tax charges of $28.4 million to reflect severance and other costs arising from the Corporation's cost-cutting initiative ("Project Streamline"), and $16.2 million charge to non-performing assets to reflect a change in strategy for managing such assets; $90 million of non-recurring after-tax net gains in the third quarter related to previously announced divestitures and corporate restructuring; and $40.2 million of a one-time tax benefit in the second quarter. Earnings for the year 1993 were $23.8 million, or $1.56 per share.

     The Corporation had a fourth quarter loss of $19.9 million, or $1.33 per share, which included the $44.6 million of special charges discussed above. Earnings for the fourth quarter of 1993 were $32.6 million, or $2.13 per share.

     The net interest margin expanded 14 basis points in 1994 compared to 1993, principally due to the impact of the rise in interest rates on a slightly asset-sensitive balance sheet. Due to lower asset balances attributable to the disposition of non-Michigan businesses, net interest income on a fully tax-equivalent basis declined $17.1 million. Both the core Michigan commercial and consumer lines of business posted strong asset growth during 1994.

     Excluding non-recurring gains, non-interest income was $187.1 million for 1994 compared to $215.3 million for 1993. The decline was principally due to a significant reduction in mortgage banking income resulting from the disposition of non-Michigan businesses. Core Michigan non-interest income grew 4% year over year. In particular, merchant bankard processing revenues grew 14% from $17.3 million to $19.8 million; foreign network ATM income grew 18% from $5.6 million to $6.6 million; loan service charges excluding prepayment penalties grew 28% from $5.4 million to $6.9 million; while trust and investment services income decreased 6% from $19.4 million to $18.2 million; and service charges on deposit accounts were flat.

     Non-interest expense, excluding the fourth quarter charge related to Project Streamline, was $438.0 million for 1994 compared to $580.7 million in 1993. Contributing to this decline was a reduction in salaries and wages related to the implementation of Project Streamline, successful implementation of a $30 million cost reduction program announced earlier in 1994, and lower purchased mortgage servicing rights amortization and other expenses resulting from the disposition of non-Michigan businesses.

     During the fourth quarter, in light of changing underlying economic trends, its balance sheet restructuring, and peer asset quality ratios, the Corporation reassessed the under-performing assets within its real estate loan portfolio. It launched an accelerated disposition program for specific assets and recorded a $25.0 million pre-tax charge to reflect this change in strategy. Selected real estate related assets were written down to estimated sales value based on a plan of disposal during 1995, resulting in $36.8 million of loan charge-offs and $8.0 million in write-downs on property from defaulted loans ("REO"). The provision for possible credit losses was increased by $17 million for the fourth quarter to replenish the allowance for credit losses to an appropriate level based on current conditions.

     Partially due to these actions, non-performing assets decreased by $52.3 million, or 26.8% from September 30, 1994, and by $112.2 million, or 44.0% from December 31, 1993, to $143.0 million. Non-performing assets as a percent of loans plus REO declined from 3.14% to 2.37% during the fourth quarter, and the non-performing loan-to-total loan ratio decreased from 2.37% to 2.01%. Annualized net charge-offs for 1994 were 1.04% of average loans versus 0.38% in 1993. Excluding charge-offs taken in connection with the accelerated disposition strategy and bulk sales of non-performing commercial real estate assets earlier in 1994, annualized net charge-offs for 1994 were 0.30% of average loans. The Corporation's allowance for credit losses was $164.3 million at year-end, representing 2.73% of total loans and 136% of non-performing loans.

     The fourth quarter 1994 loss of $19.9 million included the $44.6 million of special charges discussed above. Earnings for the fourth quarter 1993 of $32.6 million included a one-time gain of $9.3 million from sales of mortgage servicing rights and was favorably impacted by a net tax benefit for the quarter of $0.5 million.

     In addition, on January 18, 1995, the Board increased the Corporation's regular quarterly cash dividend by 10.0% from $.50 to $.55 per share, which was paid February 15, 1995, to Shareholders of record as of February 1, 1995.

FIRST QUARTER 1995 EARNINGS

     The Corporation reported net income for the three months ended March 31, 1995, of $25.7 million, or $1.86 per share. For the same period last year, the Corporation reported net income of $18.3 million, or $1.19 per share.

     The first quarter of 1995 was the first full quarter to be impacted by the broad operational and capital restructuring instituted in 1994. Return on equity improved to 12.80% from 8.95%; return on assets improved to 1.21% from 0.73%; and the efficiency ratio improved to 62% from 77% from the same period last year.

     Net interest income on a taxable equivalent basis declined $5.3 million from the same period last year due to lower asset balances attributable to the 1994 disposition of non-Michigan businesses. The net interest margin of 5.02% expanded 52 basis points from the same period last year principally due to the impact of the rise in interest rates on a slightly asset-sensitive balance sheet.

     The positive financial effects of the 1994 operational restructuring, and in particular Project Streamline, the implementation of which is ahead of plan, led to an efficiency ratio improvement to 62% compared to 77% in the same period last year. Non-interest income for the first quarter was $34.9 million. The $18.6 million decline from the same period last year was primarily due to the 1994 disposition of non-Michigan businesses. Non-interest expense for the quarter of $80.4 million is $37.5 million less than the same period last year. Project Streamline and other cost cutting initiatives accounted for approximately $9 million of the improvement; the remainder came primarily from the 1994 disposition of non-Michigan businesses.

     Non-performing assets of $137.1 million at March 31, 1995, decreased from $143.0 million at the end of 1994. Non-performing assets as a percent of loans plus REO declined from 2.37% to 2.22% during the quarter, and the non-performing loan-to-total loan ratio decreased from 2.01% to 1.84%. Annualized net charge-offs for the quarter were 0.39% of average loans. The Corporation's allowance for credit losses was $166.0 million at March 31, 1995, representing 2.69% of total loans and 146% of non-performing loans at March 31, 1995. As a result of the Corporation adopting SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995, certain prior period data related to asset quality has been reclassified for comparative purposes. Specifically, loans that were previously classified as "in-substance foreclosures" and accounted for as property from defaulted loans are now classified and accounted for as non-performing loans.

     On April 18, 1995, the Board of Directors declared a regular quarterly cash dividend of 55 cents ($.55) per share on common stock, payable May 15, 1995, to shareholders of record as of May 1, 1995.




         SUMMARY FIRST QUARTER FINANCIAL HIGHLIGHTS               AT OR FOR THE THREE MONTHS ENDED
                                                               --------------------------------------
                                                               MARCH 31,    DECEMBER 31,    MARCH 31,
                                                                 1995           1994          1994
                                                               ---------    ------------    ---------
                                                                             (UNAUDITED)
Operating Results (in thousands)
  Interest income...........................................   $ 159,868      $155,599      $ 158,417
  Interest expense..........................................      67,487        61,226         63,137
                                                               ---------    ----------      ---------
  Net interest income.......................................      92,381        94,373         95,280
  Provision for possible credit losses(1)...................       7,500        26,918          6,152
  Noninterest income........................................      34,925        40,575         53,518
  Noninterest expense(1)....................................      80,420       136,751        117,938
                                                               ---------    ----------      ---------
  Income (loss) before income taxes.........................      39,386       (28,721)        24,708
  Income tax provision (benefit)............................      13,706        (8,797)         6,424
                                                               ---------    ----------      ---------
  Net income (loss).........................................   $  25,680      $(19,924)     $  18,284
                                                                ========    ==========       ========
Per Data Share
  Net income (loss) per common share -- primary.............   $    1.86      $  (1.33)     $    1.19
  Net income (loss) per common share -- fully diluted.......        1.86         (1.33)          1.19
  Cash dividends declared...................................        0.55          0.50           0.50
  Book value................................................       61.74         60.16          54.70
Selected Period-End Balances (in millions)
  Total assets..............................................   $   8,545      $  8,692      $  10,129
  Earning assets(1).........................................       7,659         7,774          9,174
  Total loans and lease financing, net of unearned
     income(1)..............................................       6,159         6,026          6,318
  Non-performing assets.....................................         137           143            235
  Deposits..................................................       7,110         7,291          8,504
  Long-term debt............................................          70            70             77
  Shareholders' equity......................................         819           795            832
Selected Average Balances (in millions)
  Total assets..............................................   $   8,467      $  8,703      $   9,973
  Earning assets............................................       7,642         7,778          9,001
  Total loans and lease financing, net of unearned income...       6,065         6,111          6,399
  Deposits..................................................       7,063         7,234          8,521
  Long-term debt............................................          70            70             77
  Shareholders' equity......................................         802           970            817

- -------------------------
(1) As a result of the corporation adopting SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995, certain prior period data related to asset quality has been reclassified for comparative purposes. Specifically, loans that were previously classified as "in-substance foreclosures" and accounted for as property from defaulted loans are now classified and accounted for as non-performing loans.


    SUMMARY FIRST QUARTER FINANCIAL HIGHLIGHTS (CONTINUED)         AT OR FOR THE THREE MONTHS ENDED
                                                                --------------------------------------
                                                                MARCH 31,    DECEMBER 31,    MARCH 31,
                                                                  1995           1994          1994
                                                                ---------    ------------    ---------
                                                                             (UNAUDITED)
Selected Financial Ratios
  Return on average shareholders' equity......................    12.80%         (8.22)%        8.95%
  Return on average total assets..............................     1.21          (0.92)         0.73
  Average equity to average total assets......................     9.47          11.14          8.19
  Allowance to period-end loans after the adoption of
     SFAS No. 114(1)..........................................     2.69           2.73          3.08
  Allowance to period-end loans as previously reported........                    2.73          3.09
  Non-performing assets to period-end loans (net of unearned
     income) plus property from defaulted loans, net..........     2.22           2.37          3.69
  Net interest spread.........................................     4.11           4.08          3.79
  Net interest margin.........................................     5.02           4.94          4.50
  Efficiency ratio after adoption of SFAS No. 114(1)..........    62.05          99.48         76.86
  Efficiency ratio as previously reported.....................                  102.33         76.96
  Equity to asset ratio (period end)..........................     9.59           9.15          8.21
  Leverage ratio..............................................     8.30           7.72          7.84
  Tier 1 risk based capital ratio.............................     9.36           8.88          9.85
  Total risk based capital ratio..............................    11.30          10.82         12.03
  Dividend payout ratio.......................................    29.57            n/m         42.02

- -------------------------
(1) As a result of the corporation adopting SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995, certain prior period data related to asset quality has been reclassified for comparative purposes. Specifically, loans that were previously classified as "in-substance foreclosures" and accounted for as property from defaulted loans are now classified and accounted for as non-performing loans.


n/m: not meaningful

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Corporation with the SEC are incorporated into this Proxy Statement by reference:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, as amended;

          2. The Corporation's Current Report on Form 8-K, filed February 15, 1995.

     All documents or reports subsequently filed by the Corporation pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Corporation will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Lawrence L. Gladchun, Secretary, Michigan National Corporation, 27777 Inkster Road, Farmington Hills, Michigan 48334, (810) 473-3000.

                          INDEPENDENT PUBLIC AUDITORS

     Deloitte & Touche LLP serves as the Corporation's independent certified public accountant. A representative of Deloitte & Touche LLP will be at the Special Meeting to answer questions by Shareholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

     Under Michigan law and the By-laws of the Corporation, no other business may be transacted at the Special Meeting.

                               STODDARD PROPOSAL

STODDARD PROPOSAL

     On November 15, 1994, the Corporation received a letter from Stanford C. Stoddard, 29600 Southfield Road, Southfield, Michigan, who owns at least 100,000 shares of Common Stock, in which Mr. Stoddard expressed his intention to present the following proposal at the Special Meeting:

     "Shall we the Shareholders direct the Board of Directors to straightaway sell, exchange or merge Michigan National Corporation on a tax free basis so as to maximize share value of all Shareholders?"

     Shareholders who agree should mark their proxy card "FOR" this proposal.

BOARD OF DIRECTORS' STATEMENT AGAINST THE STODDARD PROPOSAL

     The Board of Directors believes, based on management's discussions with other potential merger partners (see "THE MERGER -- Background of the Merger") and on the views of the Corporation's financial advisors, that consummation of the Merger Agreement with the National will produce value for all Shareholders for their investment in the Corporation which is highly unlikely to be matched or exceeded in any other potential transaction (see "THE MERGER -- Reasons for the Merger"). THE STODDARD PROPOSAL SEEKS TO HAVE THE BOARD ABANDON THE MERGER AGREEMENT AND FORFEIT A FIRM TRANSACTION PROVIDING FOR $110 PER SHARE IN CASH TO PURSUE A HYPOTHETICAL TAX FREE TRANSACTION WHICH SHAREHOLDERS HAVE NO ASSURANCE WILL OCCUR AND WHICH THE BOARD AND ITS FINANCIAL ADVISORS BELIEVE WOULD NOT, IN ANY CASE, PRODUCE SHAREHOLDER VALUE EQUIVALENT TO THE VALUE TO BE DELIVERED IN THE TRANSACTION WITH THE NATIONAL. The STODDARD PROPOSAL is inconsistent with consummation of the Merger because it contemplates a tax free transaction while the Merger Agreement contemplates a cash transaction which will be taxable to Shareholders, except in certain instances (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO COMMON STOCK HOLDERS"), and because approval of the STODDARD PROPOSAL would give the National the right to terminate the Merger Agreement.

     The Merger Agreement specifically prohibits the Corporation from seeking and/or engaging in a business combination other than with the National. See "THE MERGER AGREEMENT -- No Solicitation." In the event the STODDARD PROPOSAL were approved and the Corporation subsequently engaged in a business combination with another person, payment of the $50 million Termination Fee by the Corporation to the National would be required, and the Option granted to the National pursuant to the Stock Option Agreement would become exercisable. The National would have the ability to exercise the Option and extract a payment from the Corporation of up to $25 million (in addition to the $50 million Termination Fee) or to acquire approximately 19.9% of the Common Stock. The foregoing could have the effect of discouraging other potential merger partners from seeking or proposing a tax free business combination with the Corporation, and could reduce the likelihood that a tax free transaction on terms more favorable to the shareholders than those of the Merger Agreement could be found. See "THE MERGER AGREEMENT -- Termination Fees and Expenses" and "THE STOCK OPTION AGREEMENT".

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE STODDARD PROPOSAL.

                                 OTHER MEETINGS

     The Corporation will hold a 1995 Annual Meeting only if the Merger is not consummated prior thereto. In the event of such a meeting, any Shareholder proposals intended to be presented thereat had to have been received by the Corporation at its principal executive offices no later than November 17, 1994 to have been eligible for inclusion in the proxy statement and form of proxy. The Corporation will hold a 1996 Annual Meeting only if the Merger is not consummated prior thereto. In the event of such a meeting, any Shareholder proposals intended to be presented thereat must be received by the Corporation at its principal executive offices no later than one year from the date which is 120 days prior to the date on which a proxy statement relating to the 1995 Annual Meeting, should one be held, is released to Shareholders.

                             INDEX OF DEFINED TERMS

                                                                                        PAGE
                                                                                        ----
"Acquisition".........................................................................    1
"Acquisition Event"...................................................................   31
"BHCA"................................................................................    6
"Board"...............................................................................    1
"Board of Directors"..................................................................    1
"Certificate of Merger"...............................................................   22
"Certificates"........................................................................   23
"Change of Control"...................................................................   37
"Closing Date"........................................................................   22
"Code"................................................................................   25
"Common Stock"........................................................................    1
"Corporation".........................................................................    1
"Corporation Benefit Plans"...........................................................   25
"Corporation Debentures"..............................................................   24
"Corporation Stock Options"...........................................................   28
"Corporation Stock Plans".............................................................   24
"Consents"............................................................................   29
"Deferred Compensation Plan"..........................................................   25
"Effective Time"......................................................................    7
"Equity Contracts"....................................................................   13
"ERISA"...............................................................................   23
"ESOP"................................................................................    7
"Exchange Act"........................................................................    2
"Expense Reimbursement"...............................................................    8
"Extension Group".....................................................................   19
"FBSEA"...............................................................................   36
"Federal Reserve Board"...............................................................    6
"GAAP"................................................................................   24
"HSC".................................................................................   41
"In-Market Group".....................................................................   19
"IOBOC"...............................................................................    5
"Keefe, Bruyette".....................................................................    6
"Large Acquisition Group".............................................................   18
"Market Extension Group"..............................................................   18
"MBCA"................................................................................   22
"Merger"..............................................................................    1
"Merger Agreement"....................................................................    1
"Merger Consideration"................................................................    1
"MNB".................................................................................    5
"Money Center Group"..................................................................   19
"NASDAQ-NMS"..........................................................................    9
"National"............................................................................    1
"Option"..............................................................................    8
"OTS".................................................................................    6
"Paying Agent"........................................................................   22
"PAYSOP"..............................................................................   41
"Peer Group"..........................................................................   19
"Pension Agreements"..................................................................   37
"Project Streamline"..................................................................   44

                                                                                        PAGE
                                                                                        ----
"Record Date".........................................................................    1
"REO".................................................................................   44
"Requisite Regulatory Approvals"......................................................   29
"Rights Agreement"....................................................................   24
"Selected Recent Bank Acquisitions"...................................................   18
"SEC".................................................................................    2
"Severance Agreements"................................................................   37
"Shareholders"........................................................................    1
"Special Meeting".....................................................................    1
"Stock Option Agreement"..............................................................    8
"Stoddard Proposal"...................................................................    1
"Superior Proposal"...................................................................   27
"Surviving Corporation"...............................................................    1
"Takeover Event"......................................................................   33
"Takeover Proposal"...................................................................   26
"Termination".........................................................................   37
"Termination Fee".....................................................................    8
"Trust Account Shares"................................................................    7

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF FEBRUARY 4, 1995

                                     AMONG

               NATIONAL AUSTRALIA BANK LIMITED A.C.N. 004044937,

                              MNC ACQUISITION CO.

                                      AND

                         MICHIGAN NATIONAL CORPORATION

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Parties and Recitals ................................................................    A-1
                                        ARTICLE I
                                       THE MERGER
 SECTION 1.01.  The Merger...........................................................    A-1
 SECTION 1.02.  Closing..............................................................    A-1
 SECTION 1.03.  Effective Time.......................................................    A-2
 SECTION 1.04.  Effects of the Merger................................................    A-2
 SECTION 1.05.  Articles of Incorporation and By-laws................................    A-2
 SECTION 1.06.  Directors............................................................    A-2
 SECTION 1.07.  Officers.............................................................    A-2
 SECTION 1.08.  Principal Place of Business..........................................    A-2
                                        ARTICLE II
                      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                     CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
 SECTION 2.01.  Effect on Capital Stock..............................................    A-2
           (a)  Capital Stock of Sub.................................................    A-2
           (b)  Cancellation of Company and Parent Owned Stock.......................    A-2
           (c)  Conversion of Company Common Stock...................................    A-2
 SECTION 2.02.  Exchange of Certificates.............................................    A-3
           (a)  Paying Agent.........................................................    A-3
           (b)  Parent To Provide Funds..............................................    A-3
           (c)  Exchange Procedures..................................................    A-3
           (d)  No Further Ownership Rights in Company Common Stock..................    A-3
           (e)  No Liability.........................................................    A-4
                                        ARTICLE III
                               REPRESENTATIONS AND WARRANTIES
 SECTION 3.01.  Representations and Warranties of the Company........................    A-4
           (a)  Organization and Authority...........................................    A-4
           (b)  Capital Structure....................................................    A-4
           (c)  Authorization........................................................    A-5
           (d)  SEC Documents; Financial Statements; Reports.........................    A-6
           (e)  Information Supplied.................................................    A-7
           (f)  Compliance with Applicable Laws......................................    A-7
           (g)  Litigation...........................................................    A-8
           (h)  Taxes................................................................    A-8
           (i)  Certain Agreements...................................................    A-9
           (j)  Absence of Changes in Benefit Plans..................................   A-10
           (k)  ERISA Compliance.....................................................   A-10
           (l)  Subsidiaries.........................................................   A-11
           (m)  Absence of Certain Changes or Events.................................   A-11
           (n)  Article SEVENTH of the Charter; State Takeover Statutes..............   A-12
           (o)  Vote Required........................................................   A-12
           (p)  Rights Agreement.....................................................   A-12
           (q)  Properties...........................................................   A-12
           (r)  Insurance............................................................   A-12
           (s)  Labor Matters........................................................   A-13
           (t)  Material Interests of Certain Persons................................   A-13
           (u)  Brokers and Finders; Schedule of Fees and Expenses...................   A-13
           (v)  Opinion of Financial Advisor.........................................   A-13
           (w)  Allowance for Loan Losses............................................   A-13

                                                                                        PAGE
                                                                                        ----
 SECTION 3.02.  Representations and Warranties of Parent and Sub.....................   A-13
           (a)  Organization and Authority...........................................   A-13
           (b)  Authorization........................................................   A-13
           (c)  Information Supplied.................................................   A-14
           (d)  Ownership of Company Common Stock....................................   A-14
           (e)  Brokers and Finders..................................................   A-15
           (f)  Financing............................................................   A-15
           (g)  Litigation...........................................................   A-15
                                             ARTICLE IV
                        COVENANTS RELATING TO CONDUCT OF THE COMPANY'S BUSINESS
 SECTION 4.01.  Covenants of the Company.............................................   A-15
           (a)  Ordinary Course......................................................   A-15
           (b)  Dividends; Changes in Stock..........................................   A-15
           (c)  Issuance of Securities...............................................   A-16
           (d)  Governing Documents..................................................   A-16
           (e)  No Acquisitions......................................................   A-16
           (f)  No Dispositions......................................................   A-16
           (g)  Indebtedness.........................................................   A-16
           (h)  Other Actions........................................................   A-16
           (i)  Advice of Changes; Government Filings................................   A-17
           (j)  Accounting Methods...................................................   A-17
           (k)  Compensation; Benefits Plans.........................................   A-17
           (l)  Tax Matters..........................................................   A-17
           (m)  Settlements, etc.....................................................   A-18
           (n)  Material Contracts...................................................   A-18
           (o)  General..............................................................   A-18
 SECTION 4.02.  No Solicitation......................................................   A-18
                                             ARTICLE V
                                       ADDITIONAL AGREEMENTS
 SECTION 5.01.  Preparation of the Proxy Statement...................................   A-19
 SECTION 5.02.  Access to Information................................................   A-20
 SECTION 5.03.  Company Stockholders Meeting.........................................   A-20
 SECTION 5.04.  Legal Conditions to Merger...........................................   A-20
 SECTION 5.05.  Employee Benefit Plans...............................................   A-21
 SECTION 5.06.  Stock Options and the ESOP...........................................   A-21
 SECTION 5.07.  Fees and Expenses....................................................   A-22
 SECTION 5.08.  Indemnification, Exculpation and Insurance...........................   A-23
 SECTION 5.09.  Company Accruals and Reserves........................................   A-23
 SECTION 5.10.  Rights Agreement.....................................................   A-23
 SECTION 5.11.  Company Debentures...................................................   A-23
 SECTION 5.12.  Additional Agreements................................................   A-24
 SECTION 5.13.  Parent Covenants.....................................................   A-24
           (a)  Other Actions........................................................   A-24
           (b)  Advice of Changes; Government Filings................................   A-24
                                             ARTICLE VI
                                        CONDITIONS PRECEDENT
 SECTION 6.01.  Conditions to Each Party's Obligation To Effect the Merger...........   A-24
           (a)  Company Stockholder Approval.........................................   A-24
           (b)  Other Approvals......................................................   A-24
           (c)  No Injunctions or Restraints; Illegality.............................   A-24

                                                                                        PAGE
                                                                                        ----
 SECTION 6.02.  Conditions to Obligations of Parent..................................   A-25
           (a)  Representations and Warranties.......................................   A-25
           (b)  Performance of Obligations of the Company............................   A-25
           (c)  Burdensome Condition.................................................   A-25
           (d)  Company Debentures and Equity Contracts..............................   A-25
           (e)  Company Stock Options and Company Stock Plans........................   A-25
           (f)  Rights Agreement.....................................................   A-25
 SECTION 6.03.  Conditions to Obligations of the Company.............................   A-25
           (a)  Representations and Warranties.......................................   A-25
           (b)  Performance of Obligations of Parent and Sub.........................   A-26
                                              ARTICLE VII
                                       TERMINATION AND AMENDMENT
 SECTION 7.01.  Termination..........................................................   A-26
 SECTION 7.02.  Effect of Termination................................................   A-27
 SECTION 7.03.  Amendment............................................................   A-27
 SECTION 7.04.  Extension; Waiver....................................................   A-27
 SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver............   A-27
                                              ARTICLE VIII
                                            GENERAL PROVISIONS
 SECTION 8.01.  Nonsurvival of Representations and Warranties........................   A-27
 SECTION 8.02.  Notices..............................................................   A-27
 SECTION 8.03.  Definitions; Interpretation..........................................   A-28
 SECTION 8.04.  Counterparts.........................................................   A-29
 SECTION 8.05.  Entire Agreement; No Third-Party Beneficiaries; Rights of
                Ownership............................................................   A-29
 SECTION 8.06.  Governing Law........................................................   A-29
 SECTION 8.07.  Limitations on Remedies..............................................   A-29
 SECTION 8.08.  Publicity............................................................   A-29
 SECTION 8.09.  Assignment...........................................................   A-29
 SECTION 8.10.  Enforcement..........................................................   A-30

 Signatures .........................................................................   A-31

        AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 4, 1995, AMONG NATIONAL AUSTRALIA BANK LIMITED A.C.N. 004044937, AN AUSTRALIAN CORPORATION ("PARENT"), MNC ACQUISITION CO., A MICHIGAN CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("SUB"), AND MICHIGAN NATIONAL CORPORATION, A MICHIGAN CORPORATION (THE "COMPANY").

     WHEREAS the Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act");

     WHEREAS Parent is a commercial bank under Australian law and is a foreign bank within the meaning of the International Banking Act of 1978, as amended (the "IBA");

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, or the Company into Sub, at the election of Parent as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value U.S. $10 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive U.S. $110.00 in cash;

     WHEREAS, as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, Parent, Sub and the Company are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A attached hereto (the "Stock Option Agreement") pursuant to which the Company has granted to Parent an option to purchase shares of Company Common Stock;

     WHEREAS the Merger requires the approval by an affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon ("Company Stockholder Approval"); and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stock Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA. Notwithstanding the foregoing, Parent may elect at any time prior to the mailing of the Proxy Statement (as defined herein), instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election; provided, further, that no such election may be made if it would alter or change the amount or kind of Merger Consideration (as defined in Section 2.01(c)) to be received by holders of Company Common Stock pursuant to Article II, or be reasonably likely to materially delay or impede consummation of the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and shall continue under the name "Michigan National Corporation".

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the later of (i) the third business day or (ii) the first business day of the month, in either case following the satisfaction (or waiver) of all the conditions set forth in Article VI (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the MBCA with the Department of Commerce of the State of Michigan. The Merger shall become effective upon the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan or at such time thereafter as is provided in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 724 of the MBCA.

     SECTION 1.05. Articles of Incorporation and By-laws. (a) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (B) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub at the Effective Time and the persons listed on Schedule 1.06 shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.08. Principal Place of Business. Parent currently intends to maintain the Surviving Corporation's headquarters and its principal place of business at the Company's existing headquarters.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value U.S. $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Company and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company (which shall not include any shares owned by the Company's Employee Stock Ownership Plan and Trust (the "ESOP")) and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares")) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, U.S. $110.00 (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate Michigan National Bank, a national banking association and a wholly owned subsidiary of the Company ("MNB"), or such other bank or trust company reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock.

     (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause Sub, or the Surviving Corporation, to provide to the Paying Agent on a timely basis, as and when needed on and after the Effective Time, funds necessary to pay for the shares of Company Common Stock as part of the Merger pursuant to Section 2.01.

     (c) Exchange Procedures. As soon as reasonably practicable (and in any event no later than 10 days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(c))), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization and Authority. The Company is a bank holding company duly registered under the BHC Act. MNB is a directly held wholly owned (other than any directors' qualifying shares) subsidiary of the Company. Each of the Company and its subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Material Adverse Effect (as defined in Section 8.03(a)) on the Company.

          (b) Capital Structure. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 6,000,000 shares of preferred stock, par value U.S. $10 per share, of the Company ("Company Preferred Stock"). At the close of business on February 3, 1995, (A) (1) 13,233,678 shares of Company Common Stock were outstanding, (2) 2,633,502 shares of Company Common Stock were reserved for issuance under the Stock Option Agreement, (3) 441,942 shares of Company Common Stock were reserved for issuance with respect to outstanding options issued under the Company's stock option, stock bonus and incentive plans, including the ESOP (the "Company Stock Plans"), a list of which is set forth on the Company Disclosure Schedule and (4) 665,419 shares of Company Common Stock were reserved for issuance in connection with the Company's Cancelable Mandatory Stock Purchase Contracts issued and outstanding as of the date hereof (the "Equity Contracts") in connection with the Company's 8% Redeemable Subordinated Debentures due November 10, 1998 issued and outstanding as of the date hereof (the "Company Debentures"), (B) no shares of Company Preferred Stock were outstanding and (C) 500,000 shares of Series B Junior Participating Preferred Stock (the "Company Series B Preferred") were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of April 25, 1988, between the Company and Mellon Bank, N.A., as Rights Agent (the "Rights Agreement"). Except as set forth above, at the close of business on February 3, 1995, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

          (ii) As of the date hereof, other than the Company Debentures and the related Equity Contracts referred to in paragraph (i) above, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company were issued or outstanding. All outstanding shares of the Company capital stock are, and any shares of Company Common Stock which may be issued pursuant to the Stock Option Agreement or upon exercise of Company Stock Options (as defined in Section 5.06) will be, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances, charges, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") and not subject to preemptive rights.

          (iii) As of the date of this Agreement, except for this Agreement, the Company Stock Plans, the Company Stock Options, the Rights Agreement, the Equity Contracts and the Stock Option Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any subsidiary of the Company is a party or by which it is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, there are no outstanding contractual obligations (A) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, other than the Stock Option Agreement, or (B) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

          (c) Authorization. (i) The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject in the case of this Agreement to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement to the Company Stockholder Approval. Without limiting the foregoing, the Company has taken all necessary corporate action to authorize and reserve for issuance that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock issuable upon exercise of the option granted pursuant to the Stock Option Agreement. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (ii) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, and compliance by the Company with any of the provisions hereof or thereof will not, (A) conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, breach, violation, default, termination, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the articles of incorporation or by-laws of the Company, MNB or any other subsidiary of the Company or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.01(k)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, MNB or any other subsidiary of the Company or their respective properties or assets, which Violation under this clause
     (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on the Company.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company, MNB or any other subsidiary of the Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby and thereby, the failure to obtain which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, except for (A) the filing of applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and with the Office of Thrift Supervision (the "OTS") and approval of the same, (B) the filing with the SEC of (1) a proxy statement in definitive form (as amended or supplemented from time to time, the "Proxy Statement") relating to the meeting of the Company's stockholders at which a vote is held on the Merger (the "Company Stockholders Meeting") and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (D) the filing of such applications, filings, authorizations, orders and approvals as may be required under state banking laws, and with and of state banking authorities and approval of same (collectively, the "State Banking Approvals"), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of Federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and Federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of the Nasdaq over-the-counter market, or which are required under consumer finance, mortgage banking and other similar laws, (F) notices, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (G) such filings, authorizations, orders and approvals as may be required under foreign laws and (H) filings, notifications and approvals under state insurance laws and regulations.

          (d) SEC Documents; Financial Statements; Reports. (i) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1994 (the "Company SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document (as defined in Section 3.01(f)), none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (iii) Since January 1, 1994, each of the Company and its subsidiaries, including MNB, has filed all material reports, registrations and statements, together with any required material amendments thereto ("Company Regulatory Reports"), and has paid all fees and assessments due and payable therewith, that it was required to file with the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC"), the U.S. Comptroller of the Currency (the "OCC"), the OTS, all applicable state banking and other regulatory authorities and other relevant Governmental Entities charged with the supervision or regulation of the Company or any of its subsidiaries (collectively, "Regulatory Authorities"). As of their respective dates, each such Company Regulatory Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority (including regulatory accounting practices) and, except as revised or superseded by a later filed Company Regulatory Report, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of MNB's most recent annual and quarterly Consolidated Reports of Condition and Income ("Call Reports") filed with the OCC.

          (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          (f) Compliance with Applicable Laws. (i) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit, except for the lack of Company Permits and for defaults under Company Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), the Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, and with their internal policies and procedures.

          (ii) Neither the Company nor any of its subsidiaries has received any notification or communication which has not been fully and finally resolved from any Regulatory Authorities (A) asserting that any of the Company or any of its subsidiaries is not in substantial compliance with any of the statutes, regulations, ordinances or guidelines which such Regulatory Authority enforces or administers, or the internal policies and procedures of such company, (B) threatening to revoke any material Company Permit, including such company's status as an insured depositary institution under the Federal Deposit Insurance Act ("FDIA"), (C) requiring or threatening to require the Company or any of its subsidiaries, or indicating that the Company or any of its subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement, to be subject to any directive or supervisory letter, or to adopt resolutions of its board of directors, in each case restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its subsidiaries, including any restriction on the payment of dividends, or relating to its capital adequacy, its credit policies or its management, or (D) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any of its subsidiaries, including any restriction on the payment of dividends, or relating to its capital adequacy, its credit policies or its management (any such notification, communication, order, agreement, memorandum of understanding, directive, supervisory letter or required board resolutions being referred to herein as a "Regulatory Agreement"). Neither the Company nor any of its subsidiaries has received, consented to or entered into, or is subject to, any Regulatory Agreement, nor has the Company or any of its subsidiaries been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement. True and complete copies of all Regulatory Agreements have been delivered by the Company to Parent.

          (iii) Except as may be required by virtue of the Merger, neither the Company nor any of its subsidiaries is required by Section 32 of the FDIA to give prior notice to a Regulatory Authority of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

          (iv) To the knowledge of the Company, each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws (as defined below), except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of any Hazardous Material. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) polychlorinated biphenyls ("PCBs"), or materials containing PCBs in excess of 50 ppm.

          (v) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties (including for purposes of this paragraph any such properties acquired in foreclosures or otherwise in connection with extensions of credit), to the knowledge of the Company, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company.

          (vi) The Company and its subsidiaries are not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law (collectively, "Environmental Enforcement Actions"), except with respect to Environmental Enforcement Actions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has any contingent liabilities in connection with any Hazardous Materials, including claims of liability for cleanup of Hazardous Materials related to any of the Company, its subsidiaries or any of the Company's former subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (g) Litigation. Except as disclosed in the Company Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company or any subsidiary of the Company, threatened, against or affecting the Company or any subsidiary of the Company (including any such suit, action or proceeding under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or fair lending laws or by any stockholder or former stockholder of the Company or any subsidiary of the Company) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that could reasonably be expected to threaten, impede or delay the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that could reasonably be expected to threaten, impede or delay the consummation of the Merger.

          (h) Taxes. (i) (A) The Company and its subsidiaries have filed, been included in or sent all returns, declarations and reports and information returns and statements required to be filed or sent (including in each case extensions) by or relating to any of them relating to any taxes with respect to any income, properties or operations of the Company or any such subsidiary prior to the Effective Time

     (collectively, "Company Returns"), (B) as of the time of filing, the Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein, (C) the Company and its subsidiaries have timely paid or made provision for all taxes that have been shown as due and payable on the Company Returns that have been filed, (D) the Company and its subsidiaries have made or will make provision for all taxes payable for any periods that end before the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time, (E) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof, (F) neither the Company nor any subsidiary is delinquent in the payment of any taxes or has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, (G) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries other than those taxes being contested in good faith, (H) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and settled with the United States Internal Revenue Service (the "IRS") for all years through December 31, 1987, (I) neither the Company nor any subsidiary has granted any extension of the limitation period applicable to any tax claims (which period has not since lapsed), other than those taxes being contested in good faith, and
     (J) neither the Company nor any subsidiary has any contractual obligations under any tax sharing agreement with any corporation which, as of the Effective Time, is not a member of a consolidated group of which all of and only the Company and its subsidiaries are members.

          (ii) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (iii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, plan, program, arrangement or understanding.

          (iv) For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever (including the Michigan single business tax), together with all interest, penalties and additions imposed with respect to such amounts.

          (i) Certain Agreements. (A) Except as disclosed in the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

             (i) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practice that is material to the Company on a consolidated basis, or any contract, agreement or understanding relating to the sale or disposition by the Company or any of its subsidiaries of any significant assets or businesses of the Company or any of its subsidiaries;

             (ii) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Company or any of its subsidiaries (other than certificates of deposit and customary bank funding instruments) or the guarantee by the Company or any such subsidiary of any such obligation;

             (iii) any contract containing covenants which limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company and its subsidiaries may carry on their respective businesses (other than as may be required by law or applicable Regulatory Authorities); or

             (iv) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's annual report on Form 10-K and which has not been so disclosed.

          (B) Neither the Company nor any of its subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default, except in all cases where such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (j) Absence of Changes in Benefit Plans. Except as disclosed in the Company Filed SEC Documents, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the Company Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

          (k) ERISA Compliance. (i) The Company Disclosure Schedule contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), (each, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Company Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan (if any such report was required) and (C) the most recent summary plan description (or similar document) for each Company Benefit Plan for which such summary plan description is required or was provided to plan participants or beneficiaries.

          (ii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA and the Code. To the best knowledge of the Company, there are no investigations, proceedings or other claims involving any Company Benefit Plan that could give rise to any material liability.

          (iii) All Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, all such letters are valid and effective as of the date hereof.

          (iv) No Pension Plan, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent and neither the Company nor any of its subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Company Benefit Plans. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Company Benefit Plan that is a Pension Plan. No Commonly Controlled Entity has incurred any material liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for premiums not yet due).

          (v) There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to the Company Benefit Plans that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to tax or penalty under ERISA, the Code or other applicable law. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

          (vi) Neither the Company nor any Commonly Controlled Entity (A) maintains or contributes to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has maintained, contributed to or had an obligation to maintain or contribute to such a plan within the five full plan years of any such plan immediately prior to the date hereof, or (B) has incurred any liability to the PBGC or a Company Benefit Plan upon the termination of or withdrawal from a Company Benefit Plan, which liability remains unpaid as of the date hereof.

          (vii) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (A) no such Company Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (B) each such Company Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

          (viii) No employee of the Company or any subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement or by the Stock Option Agreement.

          (l) Subsidiaries. The Company Disclosure Schedule sets forth all the subsidiaries of the Company as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation. Each of the Company's subsidiaries that is a bank (as defined in the BHC
     Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. Except as provided in Section 55 of the National Bank Act in the case of subsidiaries that are national banks, all the shares of capital stock of each of the subsidiaries of the Company are fully paid and nonassessable and (except for directors' qualifying shares, if any) are owned by the Company or another subsidiary of the Company free and clear of all Liens. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, bank, partnership, joint venture or other entity.

          (m) Absence of Certain Changes or Events. Except as disclosed in the Company Filed SEC Documents, since December 31, 1993, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of the Company or any of its subsidiaries, which in any such case has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

          (n) Article SEVENTH of the Charter; State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the Stock Option Agreement and/or has taken such other action, and such approval and/or action is sufficient, to render inapplicable to the Merger, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement the provisions of Article SEVENTH of the Company's articles of incorporation and the provisions of Chapters 7A and 7B of the MBCA. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement.

          (o) Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in Section 3.02(d)).

          (p) Rights Agreement. The Company and the Board of Directors of the Company have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and (ii) ensure that (1) neither Parent nor Sub nor any of their affiliates is considered to be an "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Rights Agreement) and (2) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby.

          (q) Properties. Except as disclosed in the Company Filed SEC Documents, the Company and its subsidiaries (i) have good, clear and marketable title to all the properties and assets which are material to the Company's business on a consolidated basis and are reflected in the latest audited statement of condition included in the Company Filed SEC Documents as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due, (B) Liens on assets of subsidiaries of the Company incurred in the ordinary course of their business and (C) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company, and (ii) are collectively the lessee of all leasehold estates which are material to the Company's business on a consolidated basis and are reflected in the latest audited financial statements included in the Company Filed SEC Documents or acquired after the date thereof (except for leases that have expired by their terms or as to which the Company has agreed to terminate or convey since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor, other than defaults that would not have a Material Adverse Effect on the Company. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases. Substantially all the Company's and its subsidiaries' owned buildings, structures and equipment have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

          (r) Insurance. The Company and its subsidiaries are presently insured, and during each of the last five years have been insured, for reasonable amounts against such risks as companies engaged in similar businesses would, in accordance with good business practice, customarily be insured. The Company Disclosure Schedule sets forth a true and complete list and brief description of all insurance policies maintained by or for the benefit of the Company, its subsidiaries or their directors, officers, employees or agents.

          (s) Labor Matters. No work stoppage involving the Company or any of its subsidiaries is pending or, to the best knowledge of the Company or its subsidiaries, threatened. Neither the Company nor any of its subsidiaries is involved in, or to the best knowledge of the Company or its subsidiaries, threatened with or affected by any labor dispute, arbitration, lawsuit or administrative proceeding which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Employees of the Company or of any of its subsidiaries are not represented by any labor union or any collective bargaining organization and, to the best knowledge of the Company or its subsidiaries, no labor union is attempting to organize employees of the Company or any of its subsidiaries.

          (t) Material Interests of Certain Persons. Except as disclosed in the Company's Proxy Statement for its 1994 Annual Meeting of Stockholders, no executive officer or director of the Company or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director has any material interest in any material contract or property, real or personal, tangible or intangible, that is used in or pertains to the business of the Company or any of its subsidiaries.

          (u) Brokers and Finders; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement (including the fees of the Company's legal counsel) are set forth in the Company Disclosure Schedule.

          (v) Opinion of Financial Advisor. The Company has received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

          (w) Allowance for Loan Losses. The allowance for loan losses shown on the consolidated statement of condition of the Company and its subsidiaries reflected in the Company's latest audited financial statements included in the Company Filed SEC Documents was, and the allowance for loan losses shown on the consolidated statements of condition of the Company and its subsidiaries reflected in the Company's audited financial statements as of dates subsequent to the date hereof will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Company and its subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company and its subsidiaries.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization and Authority. Each of Parent and Sub is a bank or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Sub and each of Parent's other subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Material Adverse Effect on Parent. Sub is a direct or indirect wholly owned (other than any directors' qualifying shares) subsidiary of Parent.

          (b) Authorization. (i) Parent and Sub have all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and Sub and each constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

          (ii) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, and compliance by Parent and Sub with any of the provisions hereof or thereof will not, (A) result in any Violation pursuant to any provision of the articles of incorporation (or similar constitutive document) or by-laws of Parent, Sub or any other subsidiary of Parent or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on Parent.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent and Sub, or the consummation by Parent and Sub of the transactions contemplated hereby and thereby, the failure to obtain which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, except for (A) the filing of applications with the Federal Reserve under the BHC Act and with the OTS and approval of the same, (B) the filing with the SEC of the Proxy Statement and such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act, as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (E) the State Banking Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of Federal and state securities laws relating to the regulation of broker-dealers or investment advisers and Federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of the New York Stock Exchange ("NYSE"), or which are required under consumer finance, mortgage banking and other similar laws, (G) notices under the HSR Act, (H) notifications to the Australian Stock Exchange and advice to the Reserve Bank of Australia and, if applicable, to the Bank of England and (I) filings, notifications and approvals under state insurance laws and regulations.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (d) Ownership of Company Common Stock. Other than pursuant to the Stock Option Agreement, as of the date hereof, neither Parent nor any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the

     Company, which in the aggregate represent 10% or more of the outstanding shares of Company Common Stock entitled to vote generally in the election of directors (other than Trust Account Shares).

          (e) Brokers and Finders. No broker, investment banker, financial advisor or other person, other than CS First Boston Corporation and Morgan Stanley & Co. Incorporated, the fees and expenses of each of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Stock Option Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (f) Financing. Parent has available funds sufficient to consummate the Merger on the terms contemplated by this Agreement, and at the Effective Time, Parent will have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.

          (g) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) threaten, impede or delay the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, any effect referred to in clause (i) or
     (ii) above.

                                   ARTICLE IV

            COVENANTS RELATING TO CONDUCT OF THE COMPANY'S BUSINESS

     SECTION 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement or as set forth in the Company Disclosure Schedule):

          (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with sound banking practices and use their best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business; (ii) except as required by law, regulation, GAAP or regulatory policies or guidelines, change its or its subsidiaries' lending, credit, investment, liability management and other material banking policies in any respect which is material to the Company; or (iii) except as required by any applicable regulatory authorities, incur or commit to any capital expenditures, or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to that are approved in accordance with the Company's capital expenditure approval policies (as adopted by the Company's board of directors pursuant to resolutions adopted on January 20, 1993, February 23, 1994, and May 18, 1994) and that are not (A) individually in excess of U.S. $250,000 and (B) in the aggregate in excess of the amount identified as capital expenditures in the Company's 1995 operating budget as in effect on the date hereof, which budget shall not be amended without the prior written consent of Parent and which amount shall in no event exceed U.S. $10,000,000.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of, directly or indirectly, any of its capital stock, except (A) the Company may continue the declaration and payment of regular quarterly cash dividends not in excess of U.S. $.55 per share of Company Common Stock, with usual record and payment dates for such dividends in accordance with the Company's past dividend practice, and (B) for dividends by a direct or indirect wholly owned (other than directors' qualifying shares) subsidiary of the Company, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire (except for the acquisition of Trust Account Shares and the acquisition of shares to be used to satisfy obligations under Company Stock Plans), any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, except that the Company shall redeem the Company Debentures and cancel the Equity Contracts in accordance with Section 5.11.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class, any Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to the terms of the Equity Contracts and the Company Debentures or upon the exercise of Company Stock Options referred to in this Agreement that are outstanding on the date of this Agreement in accordance with their present terms or pursuant to the Stock Option Agreement, (ii) issuances by a direct or indirect wholly owned (other than directors' qualifying shares) subsidiary of its capital stock to its parent and (iii) issuance of Company Series B Preferred upon exercise of the Rights in accordance with their present terms and reservation for issuance of shares of Company Series B Preferred in addition to those presently reserved for issuance.

          (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, the articles of incorporation (or similar constitutive documents) or by-laws of the Company or any of its subsidiaries nor shall the Company amend the Rights Agreement other than in accordance with Sections 3.01(p) and 5.10.

          (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its subsidiaries to, make any investment either by purchase or stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof, except for transactions in the ordinary course of business consistent with sound banking practice.

          (f) No Dispositions. Other than (i) activities in the ordinary course of business consistent with sound banking practice or (ii) as set forth on the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any of its assets (including capital stock of subsidiaries), which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole.

          (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than (i) short-term indebtedness incurred to refinance existing short-term indebtedness, (ii) indebtedness of any subsidiary of the Company to the Company or another subsidiary of the Company or (iii) in the case of bank subsidiaries, indebtedness incurred in the ordinary course of business consistent with sound banking practice.

          (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger set forth in Article VI not being satisfied or a material Violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking practice) which could reasonably be expected to adversely affect or delay the ability of any of Parent, Sub or the Company or their subsidiaries to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.01(b)) without imposition of a condition or restriction of the type referred to in Section 6.02(c).

          (i) Advice of Changes; Government Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, individually or in the aggregate a Material Adverse Effect on the Company or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or Nasdaq between the date of this Agreement and the Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed. The Company and each subsidiary of the Company that is a bank shall file all Call Reports with the appropriate Regulatory Authorities and all other reports, applications and other documents required to be filed with the Federal Reserve and the other Regulatory Authorities between the date hereof and the Effective Time and shall make available to Parent copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, the Company shall promptly provide Parent (or its counsel) with copies of all other filings made by the Company with any state or Federal Governmental Entity in connection with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

          (j) Accounting Methods. Except as contemplated by Section 5.09, the Company shall not change its fiscal year or its methods of accounting in effect at January 1, 1994, except as required by changes in GAAP or regulatory accounting practices as concurred in by the Company's independent auditors.

          (k) Compensation; Benefit Plans. Neither the Company nor any of its subsidiaries will (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to increase benefits thereunder,
     (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for normal salary compensation increases, benefit changes or cash bonus payments in the ordinary course of business consistent with past practice, and, in the case of those executive officers referred to in
     Section 4.01(k) of the Company Disclosure Schedule, as set forth therein,
     (iii) create or amend any Company Stock Plan or grant any equity based award pursuant to any Company Stock Plan or otherwise or (iv) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement; provided, however, that the Company shall, at the request of Parent, use its reasonable efforts to enter into employment agreements, in form and substance satisfactory to Parent, with those executive officers of the Company designated by Parent, which employment agreements shall be effective on and after (and subject to the occurrence of) the Effective Time and shall be assumed by the Surviving Corporation.

          (l) Tax Matters. From the date hereof until the Effective Time, (i) the Company and its subsidiaries will file all Company Returns required to be filed with any taxing authority in accordance with all applicable laws,
     (ii) the Company and its subsidiaries will timely pay all taxes shown as due and payable on the respective Company Returns that are so filed and as of the time of filing, the Company Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries in all material respects, and
     (iii) the Company and its subsidiaries will promptly notify Parent of any action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company or any subsidiary in respect of any tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's tax liabilities or other tax attributes. The Company shall not, nor shall it permit any of its subsidiaries to, make any tax election or settle or compromise any income tax liability.

          (m) Settlements, etc. The Company shall not, nor shall it permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with sound banking practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with sound banking practice.

          (n) Material Contracts. Except in the ordinary course of business consistent with sound banking practice, the Company shall not, nor shall it permit any of its subsidiaries to, modify, amend or terminate any material contract, lease or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder. Without limiting the generality of the foregoing, without the prior written consent of Parent, the Company shall not waive any standstill provision contained in any confidentiality agreement in existence as of the date hereof between the Company and any other person. Without the prior written consent of Parent (which shall not be unreasonably withheld), the Company shall not, nor shall it permit any of its subsidiaries to, enter into any contract, agreement or arrangement which, if entered into prior to the date hereof, would have been covered by clause (i), (ii), (iii) or (iv) of
     Section 3.01(i)(A).

          (o) General. The Company shall not, nor shall it permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 4.01.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to receipt of the Company Stockholder Approval, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of independent counsel, the Company may, (A) in response to an unsolicited takeover proposal and subject to compliance with Section 4.02(c), furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company's independent counsel) and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of an unsolicited takeover proposal and subject to compliance with Section 4.02(c), participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, or of 20% or more of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement and the Stock Option Agreement.

     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any superior proposal (as defined below), enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (it being understood that any amendment to a superior proposal shall necessitate an additional two business day period). In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses and the Termination Fee (each as defined in Section 5.07(b)) in accordance with the provisions of Section 5.07(b). For purposes of this Agreement, "superior proposal" means any bona fide takeover proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of the Company set forth in paragraph
(b) above, the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such request, takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company based on the recommendation of independent counsel, failure to do so would be inconsistent with applicable laws; provided that the Company does not, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Proxy Statement. The Company will, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy

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

Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 5.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws or Federal or state banking laws (other than reports or documents which the Company or subsidiary is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will, and will cause its advisors and representatives to, hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement dated as of January 11, 1995, between the Company and Parent (the "Confidentiality Agreement"). No investigation by either Parent or Sub shall affect the representations and warranties of the Company, and each such representation and warranty shall survive such investigation. During the period from the date of this Agreement to the Effective Time, the Company shall promptly furnish to Parent copies of all monthly and quarterly interim financial statements (including any budgets and variances from budgets) as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with Parent. The Company shall promptly notify Parent of any material change in its business or operations and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Entity, or the institution of the threat of material litigation involving the Company or its subsidiaries, and shall keep Parent fully informed of all such events.

     SECTION 5.03. Company Stockholders Meeting. The Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval as soon as practicable after the date on which the definitive Proxy Statement has been mailed to the Company's stockholders. Subject to Section 4.02, the Company will, through its Board of Directors, recommend to its stockholders that they grant the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.01(d), its obligations pursuant to the first sentence of this
Section 5.03 shall not be affected by (a) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or
(b) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger in accordance with Section 4.02(b).

     SECTION 5.04. Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall, and shall cause its subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement (including the redemption of the Company Debentures and the cancellation of the Equity Contracts in accordance with Section 5.11), and the making or obtaining of all necessary filings and registrations with respect thereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial, administrative or regulatory, challenging this Agreement or the Stock Option Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stock Option Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (A) be materially burdensome to such party and its subsidiaries taken as a whole in the context of the transactions contemplated by this Agreement or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (B) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 6.02(c). Each of the Company and Parent will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (x) take all action necessary to ensure that neither Article SEVENTH of the Company's articles of incorporation nor any state takeover statute or similar statute or regulation (including Chapters 7A and 7B of the MBCA) is or becomes applicable to the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement and (y) if Article SEVENTH or any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Article, statute or regulation on the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.

     SECTION 5.05. Employee Benefit Plans. (a) Except as provided in Section 5.06, Parent shall cause the Surviving Corporation and its subsidiaries to maintain for a period of at least one year after the Effective Time the Company Benefit Plans in effect on the date of this Agreement or to provide, pursuant to benefit plans of the Surviving Corporation or of Parent, benefits to employees of the Surviving Company and its subsidiaries that are at least generally comparable in the aggregate to those benefits provided under the Company Benefit Plans in effect on the date of this Agreement.

     (b) Parent shall cause the Surviving Corporation to honor in accordance with their terms the employment, severance and supplemental pension contracts to which employees of the Company are a party that are set forth on the Company Disclosure Schedule, and honor all provisions for vested benefits and other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

     SECTION 5.06. Stock Options and the ESOP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding employee stock options to purchase shares of Company Common Stock ("Company Stock Options") heretofore granted under the Company Stock Plans to provide that each Company Stock Option, whether vested or not, outstanding immediately prior to the Effective Time, in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Options for which such Company Stock Option shall not theretofore have been exercised. The Company shall use its best efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Options are obtained.

     (b) All amounts payable pursuant to this Section 5.06 shall be subject to any required withholding of taxes and shall be paid without interest.

     (c) The Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to terminate the Company Stock Plans other than the ESOP as of the Effective Time, to delete as of the Effective Time the provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company and to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

     (d) If Parent so requests, the Board of Directors of the Company (or, if appropriate, any committee administering the ESOP) shall give due consideration to any request by Parent to cause the ESOP to continue following the Effective Time, and shall give due consideration to any request by Parent to take, in accordance with the terms of the ESOP and pursuant to the Michigan National Corporation Employee Stock Ownership Trust Agreement (the "Trust Agreement"), such actions as are necessary (including amendment of the ESOP and the Trust Agreement) to cause the trustee thereunder to reinvest the Merger Consideration in common stock of the Parent (or any equivalent equity security) designated by Parent that constitutes, if any, a "qualifying employer security" (as defined in Section 4975(e)(8) and Section 409(l) of the Code).

     SECTION 5.07. Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except (i) as otherwise provided below in this Section 5.07 and (ii) that filing fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

     (b) If this Agreement is terminated pursuant to its terms, other than by Parent or the Company pursuant to Section 7.01(b)(i) or (iii) or by the Company pursuant to Section 7.01(b)(ii), and an Acquisition Event shall occur after the date hereof and prior to the date that is 18 months after the date of such termination, the Company shall upon demand by Parent, pay or cause to be paid, in same day funds to Parent the sum of (i) all of Parent's Expenses (as defined below) in an amount up to but not exceeding U.S. $10,000,000 and (ii) U.S. $50,000,000 (the "Termination Fee"). "Acquisition Event" shall mean any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its subsidiaries, shall have acquired, pursuant to a tender offer, exchange offer or otherwise, beneficial ownership (including pursuant to the acquisition of options) of 20% or more of any class of equity securities of the Company or any of its subsidiaries; (ii) any such person or group shall have received approval from the Federal Reserve to acquire ownership of 20% or more of any class of equity securities of the Company or MNB; or (iii) the Company or MNB shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, shall have amended the Rights Agreement to facilitate, or shall have entered into, an agreement with any person (other than Parent or a subsidiary thereof) to (w) effect a merger, consolidation, business combination, sale of substantially all assets, or similar transaction involving the Company or MNB,
(x) sell, lease or otherwise dispose of assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (y) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of any class of equity securities of the Company or any of its subsidiaries or (z) have such person effect a tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries. "Expenses" shall mean all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Merger or the consummation of any of the other transactions contemplated by this Agreement or the Stock Option Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent or any of its affiliates. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment upon delivery of reasonable documentation therefor.

     (c) Notwithstanding anything to the contrary contained herein, the aggregate amount of gain realized by Grantee pursuant to the Stock Option Agreement from the Company (or the Substitute Option Issuer (as defined in the Stock Option Agreement)), when added to the Termination Fee, if any, received by Parent pursuant to Section 5.07(b), shall not in the aggregate exceed U.S. $75,000,000, and, in the event Parent realizes gain in excess of such amount under the Stock Option Agreement from the Company (or the

Substitute Option Issuer) or under the Termination Fee, Parent hereby undertakes promptly to pay back to the Company, by wire transfer of immediately available funds, the amount of such excess.

     SECTION 5.08. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that, for a period of six years (or the period of the applicable statute of limitations, if longer) from the Effective Time, all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (such persons, "Indemnified Persons") as provided in their respective articles of incorporation (or similar constitutive documents) or by-laws shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnified Persons. Parent will cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (a copy of which has heretofore been delivered to Parent) to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of (i) until the third anniversary of the Effective Time, 200%, and
(ii) thereafter, 100%, of the last annual premium paid prior to the date of this Agreement (in the case of either clause (i) or (ii) above, the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the material terms thereof are no less advantageous than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled during such three-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is U.S. $1,230,000 for the first three years and U.S. $615,000 thereafter.

     (b) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives.

     SECTION 5.09. Company Accruals and Reserves. Prior to the Closing Date, at the request of Parent, the Company shall review and, to the extent mutually determined to be necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals to (a) reflect the Surviving Corporation's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision for the costs and expenses relating thereto) so as to be applied consistently on a basis that is mutually satisfactory to each of the Company and Parent. Notwithstanding the foregoing, the Company shall not be obligated to take in any respect any such action pursuant to this Section 5.09 unless and until Parent acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     SECTION 5.10. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(p)) requested in writing by Parent in order to render the Rights inapplicable to the Merger, the Stock Option Agreement and the other transactions contemplated by this Agreement and the Stock Option Agreement. Except as requested in writing by Parent, during the term of this Agreement, the Board of Directors of the Company shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a takeover proposal; provided that any of such actions may be taken simultaneously with entering into an agreement in respect of such takeover proposal pursuant to Section 4.02(b).

     SECTION 5.11. Company Debentures. The Company shall deliver, as promptly as practicable following receipt of Federal Reserve approval for such redemption and cancellation, a notice to holders of the Company Debentures and the Equity Contracts of the Company's irrevocable intention to redeem, on a specified date not earlier than 60 days nor later than 90 days following the date of such notice, all the outstanding Company Debentures in accordance with their terms and to cause the cancellation of all the outstanding Equity

Contracts in accordance with their terms. On such specified date, the Company shall duly effect such redemptions and such cancellations, in each case in accordance with the respective provisions of the Company Debentures and the Equity Contracts.

     SECTION 5.12. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Parent, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 5.13. Parent Covenants. (a) Other Actions. Parent shall not, nor shall it permit any of its subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger set forth in Article VI not being satisfied or a material Violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking practice) which could reasonably be expected to adversely affect or delay the ability of any of Parent, Sub or the Company or their subsidiaries to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.02(c).

     (b) Advice of Changes; Government Filings. Parent shall file all reports required to be filed by it with the SEC or the applicable self-regulatory organization between the date of this Agreement and the Effective Time and shall deliver to the Company copies of all such reports promptly after the same are filed. Parent and each subsidiary of Parent that is a bank shall file all Call Reports with the appropriate Regulatory Authorities and all other reports, applications and other documents required to be filed with the Federal Reserve and the other Regulatory Authorities between the date hereof and the Effective Time and shall make available to the Company copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, Parent shall promptly provide the Company (or its counsel) with copies of all other filings made by Parent with any state or Federal Governmental Entity in connection with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) Other Approvals. Other than the filing provided for by Section 1.03, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or which would not, individually or in the aggregate, materially adversely affect the consummation of the transactions contemplated hereby, shall have been filed, occurred or been obtained (all such Consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or restraint and to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     SECTION 6.02. Conditions to Obligations of Parent. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company (i) set forth in this Agreement (other than those described in clause (ii) hereof) that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects and (ii) set forth in the last sentence of Section 3.01(f)(i), Section 3.01(f)(ii)(A) and the last two sentences of Section 3.01(q) except to the extent that any inaccuracies, either individually or in the aggregate, could not reasonably be expected to result in or constitute a Material Adverse Effect on the Company; in the case of all such representations and warranties referred to in clause (i) and (ii) hereof both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to these of a "chief financial officer" to such effect.

          (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Parent, the Company or the Surviving Corporation or their respective subsidiaries to (i) dispose of any asset which is material to Parent, the Company or the Surviving Corporation, (ii) materially restrict or curtail the current business operations or activities of Parent, or (iii) raise an amount of capital, the issuance and sale of which, in the absence of the Merger and the other transactions contemplated by this Agreement, would in the good faith judgment of Parent be materially burdensome in light of such person's capital raising policies.

          (d) Company Debentures and Equity Contracts. The Company shall have duly effected the redemption of all the outstanding Company Debentures and the cancellation of all the outstanding Equity Contracts.

          (e) Company Stock Options and Company Stock Plans. The Company shall have duly effected, as of the Effective Time, the cancellation of all outstanding Company Stock Options, whether vested or not (the holders of which shall then be entitled to receive from Parent the amounts determined in accordance with Section 5.06(a)), the termination of the Company Stock Plans (other than, subject to Section 5.06(d), the ESOP) and the deletion of any provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any subsidiary of the Company or any interest in respect of any capital stock of the Company or any subsidiary of the Company.

          (f) Rights Agreement. The Rights Agreement shall be inapplicable to the Merger and the other transactions contemplated by this Agreement.

     SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in either case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to these of a "chief financial officer" to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to these of a "chief financial officer" to such effect.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is received:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company upon written notice to the other party:

             (i) if (1) the Federal Reserve or any other Governmental Entity the approval of which is required to permit consummation of the Merger or the other transactions contemplated hereby shall have issued an order denying approval of the Merger or such other transactions or (2) any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated hereby and in any such case under either clause (1) or (2) the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

             (ii) if the Company, on the one hand, or Parent or Sub, on the other hand, materially breaches any of its covenants and obligations hereunder or under the Stock Option Agreement and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party;

             (iii) if the Merger shall not have been consummated on or before February 5, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

             (iv) if, upon a vote at a duly held Company Stockholders Meeting, the Company Stockholder Approval shall not have been obtained;

          (c) by either Parent or Sub upon written notice to the Company:

             (i) if, prior to the Company Stockholders Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and (A) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting, (B) the Company Stockholders Meeting does not occur prior to 120 days after the date of this Agreement or (C) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal; or

             (ii) if the Company shall have entered into any agreement with respect to any superior proposal in accordance with Section 4.02(b); or

          (d) by the Company in connection with entering into a definitive agreement in accordance with Section 4.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee in accordance with Section 5.07(b).

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers or directors, except (a) with respect to Section 3.01(u),
Section 3.02(e), the second sentence of Section 5.02, Section 5.07, this Section
7.02 and Article VIII, (b) with respect to the representations and warranties contained in Sections 3.01 and 3.02 insofar as such representations and warranties relate to the Stock Option Agreement (but only until the termination of the Stock Option Agreement) and (c) to the extent that such termination results from the willful and material breach by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval is received, but, after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that, notwithstanding anything to the contrary contained in this Section 7.03, Parent may from time to time without the consent of the Company increase the amount (but not change the nature) of the Merger Consideration, and any provisions inconsistent with such right herein or in any agreement referred to herein are hereby deemed superseded to the extent of such inconsistency.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to:

          National Australia Bank Limited
          Level 35
          500 Bourke Street
          Melbourne, Australia
          Attention: Chief Financial Officer

          Facsimile: 011-613-641-4902

          with copies to:

          National Australia Bank Limited
          Level 24
          500 Bourke Street
          Melbourne, Australia
          Attention: Group Legal

          Facsimile: 011-613-641-4902

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, NY 10019
          Attention: B. Robbins Kiessling, Esq.

          Facsimile: (212) 474-3700; and

          (b) if to the Company, to:

          Michigan National Corporation
          27777 Inkster Road
          Farmington Hills, MI 48334
          Attention: Robert J. Mylod

          Facsimile: (810) 473-3086

          with a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, NY 10019
          Attention: Edward D. Herlihy, Esq.

          Facsimile: (212) 403-2000.

     SECTION 8.03. Definitions; Interpretation. (a) As used in this Agreement,
(i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the businesses, assets, properties, liabilities, results of operations, financial condition or prospects of such entity and its subsidiaries taken as a whole, (ii) the term "Material Adverse Effect" means, with respect to the Company, Parent or Sub, a material adverse effect on the business, assets, properties, liabilities, results of operations, financial condition or prospects of such party and its subsidiaries taken as a whole or on the ability of such party to perform its obligations hereunder or, except for purposes of determining satisfaction of the conditions set forth in Section 6.02, under the other agreements contemplated hereby and (iii) the term "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Stock Option Agreement, the Confidentiality Agreement, and any other agreement among the parties entered into contemporaneously herewith (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) other than Sections 5.05, 5.06 and 5.08, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Stock Option Agreement or as hereinafter agreed to in writing, neither Parent nor Sub shall have the right to acquire or shall be deemed to have acquired shares of Company Common Stock pursuant to the Merger until consummation thereof.

     SECTION 8.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable principles of conflicts of law.

     SECTION 8.07. Limitations on Remedies. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or the Stock Option Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including money damages, for breach hereof or thereof or of any other provision of this Agreement or the Stock Option Agreement or part hereof or thereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

     SECTION 8.08. Publicity. Except as otherwise required by law or the rules of the NYSE or Nasdaq, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Stock Option Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.10. Enforcement. Subject to Section 8.07, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.07, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          NATIONAL AUSTRALIA BANK
                                          LIMITED A.C.N. 004044937,

                                          By:     /s/ BRUCE S. MCCOMISH
                                          --------------------------------------
                                                    Bruce S. McComish
                                                 Chief Financial Officer

                                          MNC ACQUISITION CO.,

                                          By:     /s/ BRUCE S. MCCOMISH
                                          --------------------------------------
                                                    Bruce S. McComish
                                              Chairman, President and Chief
                                                    Executive Officer

                                          MICHIGAN NATIONAL CORPORATION,

                                          By:      /s/ ROBERT J. MYLOD
                                          --------------------------------------
                                                     Robert J. Mylod
                                           Chairman and Chief Executive Officer

                  [KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]

                                                                   APPENDIX B


                                          May 4, 1995



Board of Directors
Michigan National Corporation
27777 Inkster Road
Farmington Hills, MI 48334

Gentlemen and Madame:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $10.00 per share (the "Shares"), of Michigan National Corporation ("Michigan National") of the Cash Consideration (as defined below) to be received for Shares pursuant to the Merger Agreement and Plan of Merger dated as of February 4, 1995 between National Australia Bank Limited an Australian corporation ("National Australia Bank") and Michigan National (the
"Agreement"). Pursuant to the Agreement, Michigan National will be merged with a subsidiary of National Australia Bank (the "Merger") and each oustanding
Share not owned by National Australia Bank will be converted into the right to receive in cash, without interest, $110.00 (the "Cash Consideration").

        Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Michigan National having provided certain investment banking and financial advisory services to Michigan National from time to time.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Proxy Statement-Prospectus relating to the Annual Meeting of Michigan National Stockholders at which holders of the Shares will be asked to approve the Merger; Annual Reports to Stockholders of National Australia Bank and Annual Reports on Form 10-K of Michigan National and National Australia Bank for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Michigan

KEEFE, BRUYETTE & WOODS, INC.


Board of Directors
Page 2


National and National Australia Bank; certain other communications from Michigan National and National Australia Bank to their respective stockholders; and certain internal financial analyses and forecasts for Michigan National prepared by management. We also have held discussions with members of the senior management of Michigan National and National Australia Bank regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the National Australia Bank Shares, compared certain financial and stock market information for Michigan National and National Australia Bank with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

        We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or with respect to National Australia Bank that were publicly available and we have not attempted independently to verify such information. We have relied upon the management of Michigan National as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Michigan National and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Finally, you have informed us and we have assumed that the Merger will be accounted for by National Australia Bank under the purchase method of accounting in accordance with Australian GAAP and for National Australia Bank's US GAAP reconciliation, US GAAP.

        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Cash Consideration to be received by the holders of the Shares is fair from the financial point of view to the holders of Shares receiving such Consideration.




                                        Very truly yours,


                                    /s/ Keefe, Bruyette & Woods, Inc.
                                        -----------------------------
                                        KEEFE, BRUYETTE & WOODS, INC.

                        MICHIGAN NATIONAL CORPORATION

                              27777 INKSTER ROAD
P                         FARMINGTON HILLS, MI 48334

R        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

O The undersigned hereby appoints Marjory Bauer and Michelle Casgrain as proxies, each with the power to appoint her substitute, and hereby
X authorizes them to represent and vote all the shares of the common stock of the Corporation which the undersigned would be entitled to vote if
Y personally present at the Special Meeting to be held on June 2, 1995, or at any adjournment or postponement thereof, (1) as specified below on the matters listed and more fully described in the Notice of Special Meeting and Proxy Statement of said meeting, receipt of which is acknowledged, and (2) in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

      The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given, shares will be voted FOR the first proposal and AGAINST the second proposal. Specific choices may be made on the reverse side of this Proxy.

                                                            SEE REVERSE
                                                               SIDE


                (Continued and to be signed on the other side)
- --------------------------------------------------------------------------------
/X/ PLEASE MARK YOUR                                                     3630
    VOTES AS IN THIS
    EXAMPLE.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

1.      Approval and adoption of an Agreement and Plan of Merger, dated as of
        February 4, 1995, by and among National Australia Bank Limited A.C.N.           FOR      AGAINST      ABSTAIN
        004044937, a banking corporation organized under the laws of Australia
        (the "National"), MNC Acquisition Co., a Michigan corporation and wholly        / /        / /          / /
        owned subsidiary of the National ("Acquisition"), and Michigan National
        Corporation (the "Corporation") pursuant to which (i) Acquisition will be merged with and into the Corporation (the "Merger"), with the
        Corporation continuing as the surviving corporation, (ii) the Corporation will thereupon become a wholly owned subsidiary of the National, and (iii)
        each outstanding share of Common Stock will be converted into the right to receive $110.00 in cash, without interest.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOLLOWING
STODDARD PROPOSAL:

2.      Shall we the Shareholders direct the Board of Directors to straightaway sell,
        exchange or merge Michigan National Corporation on a tax free basis so as to    / /        / /          / /
        maximize share value of all shareholders?


                                                THIS PROXY WILL BE VOTED FOR THE FIRST PROPOSAL AND AGAINST THE SECOND
                                                PROPOSAL UNLESS  INSTRUCTIONS TO THE CONTRARY ARE INDICATED.  PLEASE
                                                NOTE THAT ABSTAINING FROM THE VOTE ON THE FIRST PROPOSAL WILL HAVE THE
                                                SAME EFFECT AS A VOTE AGAINST THE FIRST PROPOSAL.

                                                Please sign exactly as name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by an authorized officer.  If a partnership, please sign in partnership name by an authorized person.

                                                __________________________________________________________________, 1995
                                                Signature                                                     Date

                                                __________________________________________________________________, 1995
                                                Signature  (if held jointly)                                  Date

PLEASE SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
